Exhibit 10.1

BLUE SKY CENTER

OFFICE LEASE

NDB PROPERTY OWNER 1, L.P.

(AS LANDLORD)

AND

MYOMO, INC.

(AS TENANT)

FOR PREMISES AT

45 BLUE SKY DRIVE

BURLINGTON, MASSACHUSETTS

TABLE OF CONTENTS

TABLE OF CONTENTS		i
ARTICLE 1 REFERENCE DATA		1
1.1	Subject Referred To	1
1.2	Exhibits	4
ARTICLE 2 PREMISES AND TERM		5
2.1	Premises	5
2.2	TERM	6
2.3	Extension Option	6
ARTICLE 3 IMPROVEMENTS		9
3.1	Performance of Work and Approval of Landlord’s Work	9
3.2	Acceptance of the Premises	11
3.3	TI Allowance/Service Work	11
3.4	Tenant Delay	12
3.5	Early Access to Premises	13
3.6	Restoration	13
ARTICLE 4 RENT		13
4.1	The Fixed Rent	13
4.2	Additional Rent	14
4.2.1	Real Estate Taxes.	14
4.2.2	Personal Property Taxes.	15
4.2.3	Operating Costs	15
4.2.4	Insurance	19
4.2.5	Utilities	22
4.3	Late Payment of Rent	23
4.4	Letter of Credit	23
ARTICLE 5 LANDLORD’S COVENANTS		25
5.1	Affirmative Covenants	25
5.1.1	Heat and Air-Conditioning.	25
5.1.2	Electricity	26
5.1.3	Cleaning; Water.	26
5.1.4	Elevator; Fire Alarm.	26
5.1.5	Loading Dock.	26
5.1.6	Repairs.	26
5.2	Interruption	27
5.3	Outside Services	27
ARTICLE 6 TENANT’S ADDITIONAL COVENANTS		28
6.1	Affirmative Covenants	28
6.1.1	Perform Obligations	28
6.1.2	Use.	28
6.1.3	Repair and Maintenance.	28
6.1.4	Compliance with Law	28
6.1.5	Indemnification	29

i

6.1.6	Landlord’s Right to Enter	30
6.1.7	Personal Property at Tenant’s Risk	30
6.1.8	Payment of Landlord’s Cost of Enforcement.	30
6.1.9	Yield Up	30
6.1.10	Rules and Regulations	31
6.1.11	Estoppel Certificate	31
6.1.12	Landlord’s Expenses Re Consents	32
6.1.13	Intentionally Omitted	32
6.1.14	Independent Covenants	32
6.2	Negative Covenants	33
6.2.1	Assignment and Subletting.	33
6.2.2	Nuisance.	36
6.2.3	INTENTIONALLY OMITTED	36
6.2.4	Floor Load; Heavy Equipment	36
6.2.5	Installation, Alterations or Additions	36
6.2.6	Abandonment	38
6.2.7	Signs	38
6.2.8	Parking and Storage	38
ARTICLE 7 CASUALTY OR TAKING		38
7.1	Termination	38
7.2	Restoration	39
7.3	AWARD	39
ARTICLE 8 DEFAULTS		39
8.1	Events of Default	39
8.2	Remedies	41
8.3	Remedies Cumulative	42
8.4	Landlord’s Right to Cure Defaults	42
8.5	Effect of Waivers of Default	42
8.6	No Waiver, etc	42
8.7	No Accord and Satisfaction	42
ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS		42
9.1	Rights of Mortgage Holders	42
9.2	Lease Superior or Subordinate to Mortgages	43
9.3	Modification of Lease	43
ARTICLE 10 HAZARDOUS MATERIALS		44
10.1	No Releases of Hazardous Materials	44
10.2	Notices of Release of Hazardous Materials	44
10.3	Landlord’s Right to Inspect	44
10.4	Landlord’s Right to Audit	44
10.5	Tenant Audit	45
10.6	Remediation	45
10.7	Tenant’s Reporting Requirements; Management and Safety Plan	45
10.8	Decommissioning	45
10.9	Indemnification	46

ii

ARTICLE 11 MISCELLANEOUS PROVISIONS		46
11.1	Notices from One Party to the Other	46
11.2	Quiet Enjoyment	46
11.3	Lease not to be Recorded	46
11.4	Limitation of Landlord’s Liability	47
11.5	Force Majeure	47
11.6	Landlord’s Default	48
11.7	Brokerage	48
11.8	Applicable Law and Construction; Merger; Jury Trial	48
11.9	Consents	48
11.10	Authority	48
11.11	Counterparts	49
11.12	OFAC COMPLIANCE	49
11.13	Confidentiality; No Public Statement	50
11.14	Execution and Delivery	50

iii

OFFICE L E A S E

ARTICLE 1

Reference Data

1.1
Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Effective Date:	August 9, 2024

Building

The three (3)-story building in Burlington Massachusetts, located on the parcel of land identified as Lot 5 as shown on the plan recorded with Middlesex County (South District) Registry of Deeds as Plan 976 of 2008, and known as 45 Blue Sky Drive (the Building and such parcel of land hereinafter being collectively referred to as the “Property”). The Property is located within the office park located off Blue Sky Drive in Burlington, Massachusetts, known as the Blue Sky Center (the “Park”).

Premises	A portion of the first floor (the “First Floor Premises”) and a portion of the second floor (the “Second Floor Premises”) in the Building, substantially as shown on Exhibit A attached hereto.

Rentable Floor Area of Premises:

Approximately 36,208 rentable square feet consisting of approximately 16,834 rentable square feet in the First Floor Premises and approximately 19,373 rentable square feet in the Second Floor Premises.

Landlord:	NDB Property Owner 1, L.P.

Original Notice Address of Landlord:	c/o Nordblom Management Company, Inc. 71 Third Avenue Burlington, Massachusetts 01803

Tenant:	Myomo, Inc., a Delaware corporation

Original Notice Address of Tenant:	137 Portland Street, 4th Floor Boston, MA 02114

Commencement Date:	See Section 2.2

Fixed Rent Commencement Date:	The date that is six (6) months following the Commencement Date for the Phase 1 Premises

Expiration Date:

The last day of the eighty-eighth (88th) full calendar month following the Fixed Rent Commencement Date (plus, if the Fixed Rent Commencement Date is not the first day of calendar month, the portion of any calendar month in which the Fixed Rent Commencement Date occurs).

Anticipated Phase 1 Delivery Date:	November 15, 2024

Anticipated Phase 2 Delivery Date:	June 1, 2025

TI Allowance:	$700,000.00

Annual Fixed Rent Rate:

Months 1-12: $1,155,000.00

Months 13-18: $1,182,504.00

Months 19-24: $1,505,004.00

Lease Year 3: $1,539,996.00

Lease Year 4: $1,629,360.00

Lease Year 5: $1,665,564.00

Lease Year 6: $1,701,780.00

Lease Year 7: $1,737,984.00

Lease Year 8: $1,774,188.00

Monthly Fixed Rent Rate:

Months 1-12: $96,250.00

Months 13-18: $98,542.00

Months 19-24: $125,417.00

Lease Year 3: $128,333.00

Lease Year 4: $135,780.00

Lease Year 5: $138,797.00

Lease Year 6: $141,815.00

Lease Year 7: $144,832.00

Lease Year 8: $147,849.00

Letter of Credit Amount:	$375,000.00

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building (approximately 90,962 rsf), which shall initially be deemed to be 39.81% percent.

Base Taxes:	Actual Taxes for Fiscal Year 2025 being the twelve month period ending June 30, 2025

Base Operating Costs:	Actual Operating Costs for calendar year 2025

Permitted Uses:

General office use, research and development and light manufacturing (subject to Tenant obtaining all special permits and local, state and/or federal governmental approvals required by the Town of Burlington and/or any other governmental entity and/or any regulatory authority).

Commercial General Liability Insurance Limits:	$1,000,000 per occurrence $2,000,000 general aggregate

Commercial Excess Liability and/or Umbrella Insurance Limits:	$5,000,000 general aggregate $5,000,000 per occurrence

Guarantor:	N/A

1.2
Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises.
EXHIBIT B	Commencement Date Notification
EXHIBIT C-1	The Fit Plan
EXHIBIT C-2	The BOD
EXHIBIT C-3	The Phasing Plan
EXHIBIT D	Work Change Order
EXHIBIT E	Rules and Regulations
EXHIBIT E-1	Construction Rules and Regulations
EXHIBIT F	Form Tenant Estoppel Certificate
EXHIBIT G	Landlord’s Consent and Waiver
EXHIBIT H	Form Letter of Credit
EXHIBIT I	Form Notice of Termination Lease
EXHIBIT J	Green Lease Rider

ARTICLE 2

Premises and Term

2.1
Premises. (a) Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, and of any agreements, cross easements and restrictions, as the same may be amended from time to time, applicable to the Property, all of which Tenant and Landlord shall observe and perform insofar as the same are applicable to the Property. Excluded from the Premises are roof, exterior faces of exterior walls, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common with other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than the entire rentable area of any floor, excluding the central core area of such floor.
(b)
Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (i) the common lobbies, hallways, stairways, and elevators of the Building, (ii) common walkways, roadways, and driveways necessary for access to the Building and the Property, (iii) the common parking areas serving the Building, and (iv) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor; and (v) all so-called common areas serving the Property for the benefit of tenants for access, egress and the like (including walkways, roadways and driveways), and common amenities of the Park, including the common on-site cafeteria. The areas and facilities described in clauses (i) through (iv) above are referred to as “Building Common Areas.” The areas, facilities and amenities of the Park described in clause (v) are referred to as “Campus Common Areas.”
(c)
Tenant shall be permitted, on an unreserved basis, to use up to one hundred and five (105) parking spaces in the surface parking area serving the Building, or in a parking area proximate to the Building. Landlord shall have the right to relocate the parking area, or any portion thereof, at any time during the Term of this Lease, so long as Tenant’s parking rights pursuant to this paragraph are not diminished.
(d)
Landlord reserves the right from time to time, without unreasonable interference with use of the Premises: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (ii) to alter or relocate any other common facility, (iii) to make any repairs and replacements to the Premises which Landlord may deem necessary, (iv) from time to time, to change the size, location, nature and use of any of the Building Common Areas or Campus Common Areas, and increase or decrease the Campus Common Area land so long as Tenant’s use of the Premises is not materially affected, and (v) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.
(e)
Landlord reserves the right, at its own cost and expense, to require Tenant, upon sixty (60) days’ notice, to relocate its Premises elsewhere in the Building or the Park, to an area of substantially equivalent size and at least of the equivalent quality, and with substantially similar improvements as are in the Premises, as designated by Landlord. If Landlord shall exercise such right to relocate Tenant, Landlord shall pay for all of Tenant’s reasonable relocation costs.
2.2
Term. The original term (the “Original Term” or “original term”) shall commence on (the “Commencement Date”) the Phase 1 Delivery Date (as defined in Section 3.1 below) for the Phase 1 Premises and on the Phase 2 Delivery Date for the Phase 2 Premises, and shall expire on the Expiration Date, unless sooner terminated as hereinafter provided. The term “Substantially Completed” as used herein shall mean that Landlord’s Work for the applicable Phase (as such term is defined in Section 3.1, below) of the Premises has been completed with the exception of minor items which can be fully completed without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to occupy the Premises. If Landlord has not Substantially Completed Landlord’s Work to the Phase 1 Premises by the applicable Anticipated Delivery Date therefor because of a Tenant Delay (defined in Section 3.2 below), then the Commencement Date shall be deemed to have occurred and the Landlord’s Work for such Phase deemed to be “Substantially Completed” on the date that such Landlord’s Work would have been Substantially Completed but for such Tenant Delay (subject to Landlord’s ongoing obligation to actually complete Landlord’s Work). A Certificate of Occupancy (temporary or otherwise) shall be evidence of Substantial Completion of Landlord’s Work to the applicable Phase of the Premises. When the Commencement Dates for all portions of the Premises have been determined, such dates shall be evidenced by a document, in the form attached hereto as Exhibit B, which Landlord shall complete and deliver to Tenant, and which shall be deemed conclusive unless Tenant shall notify Landlord of any disagreement therewith within ten (10) days of receipt. For the avoidance of doubt, the Fixed Rent Commencement Date and Expiration Date shall be as set forth in Section 1.1, above. Subject to reasonable security requirements and Force Majeure events, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Original Term, as the same may be extended.

The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months commencing on the Fixed Rent Commencement Date, except that, if the Fixed Rent Commencement Date is not the first day of calendar month, then the 1st Lease Year shall consist of the partial calendar month following the Fixed Rent Commencement Date and the succeeding twelve full calendar months and the eighth (8th) Lease Year shall end on the Expiration Date. Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year. For the avoidance of doubt, the Original Term shall be comprised of eighty-eight (88) full calendar months following the Fixed Rent Commencement Date (plus, if applicable, the portion of any calendar month in which the Fixed Rent Commencement Date occurs).

2.3
Extension Option. A. Tenant shall have the option (the “Extension Option”) to extend the Original Term of this Lease for one additional period of five (5) years to begin immediately upon the expiration of the Original Term (the “Extended Term”), provided that each of the following conditions has been satisfied:
(i)
As of the date of the Extension Notice (defined below) and as of the commencement of the Extended Term, Tenant shall not be in default beyond notice and cure periods (it being agreed that if at such time Landlord has provided Tenant a notice of default for which the applicable cure period has yet to expire, Tenant must cure such default within such cure period for Tenant’s exercise of the right hereunder to be valid) and shall not have previously been in default of its obligations under this Lease beyond any applicable notice and cure periods;
(ii)
Tenant shall have had a net income for the 12-month period immediately preceding the date of the Extension Notice and for the 12-month period immediately preceding the commencement of the Extended Term;
(iii)
Tenant shall have continuously occupied 100% of the Premises; and
(iv)
Simultaneously with the delivery of the Extension Notice and also at the commencement of the Extended Term, Tenant shall have delivered to Landlord an unaudited financial statement, certified as true and correct by an officer of Tenant and using generally accepted accounting principles, evidencing such net income during each of the periods specified in clause (ii) hereinabove.

If the above conditions have not been satisfied, then the Extension Option shall be void and the Extension Notice previously sent by Tenant shall be nullified and of no effect. Notwithstanding anything to the contrary contained herein, Landlord hereby reserves the right, in its sole and absolute discretion, to waive any condition set forth in clauses (i), (ii), and (iii) of this Section 2.3. No such waiver shall be effective unless communicated by Landlord to Tenant in writing and shall be used for the sole purpose of giving effect to the Extension Option and no other purpose.

B.
All of the terms, covenants and provisions of this Lease shall apply to the Extended Term except that the Annual Fixed Rent Rate for Extended Term shall be the fair-market rental rate for comparable space in comparable buildings in the Burlington, Massachusetts area as of the commencement of the Extended Term (“Market Rate”), as designated by Landlord. If Tenant shall elect to exercise this Extension Option, it shall do so by giving Landlord written notice (the “Extension Notice”) of its election not earlier than eighteen (18) months and not later than twelve (12) months prior to the expiration of the Original Term of this Lease, time being of the essence thereof. If Tenant timely and properly gives such notice and satisfies the conditions specified above, the extension of this Lease shall be automatically effected without the execution of any additional documents. Tenant’s Extension Option is personal to the initial named Tenant, Myomo, Inc., and any Permitted Transferee (as defined in Section 6.2.1(f) below), and, except in connection with a Permitted Transfer (as defined in Section 6.2.1(f) below), may not be assigned under any circumstances. The Original Term and the Extended Term shall be collectively referred to as the “Term” or the “term”.
C.
Not later than thirty (30) days following the giving of Tenant’s Extension Notice, Landlord shall notify Tenant of Landlord’s determination of the Market Rate for the Extended Term. Within fifteen (15) days after Landlord gives Tenant Landlord’s determination of the Market Rate, Tenant shall notify Landlord whether Tenant accepts or disputes such rate. If Tenant disagrees with Landlord’s determination, then Landlord and Tenant shall commence negotiations to agree upon the Market Rate. In any event, the Annual Fixed Rent Rate for the Extended Term shall not be less than the Annual Fixed Rent Rate in effect immediately prior to the commencement of the Extended Term. If Landlord and Tenant are unable to reach agreement on the Market Rate within thirty (30) days after the date on which Landlord first gave Tenant Landlord’s proposal for the Market Rate, then the Market Rate shall be determined as provided below.
D.
If Landlord and Tenant are unable to agree on the Market Rate by the end of said thirty (30)-day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the other estimate, then the Market Rate shall be the average of the two estimates. If the matter is not resolved by the exchange of estimates, then Market Rate shall be determined by an independent arbitrator as set forth below.
E.
Within seven (7) days after the exchange of estimates, the parties shall select, as an arbitrator, a mutually acceptable commercial real estate broker or appraiser licensed in the Commonwealth of Massachusetts specializing in the field of commercial office leasing in the Burlington area, having no less than ten (10) years’ experience (an “Approved Arbitrator”). If the parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approved Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the “Final Arbitrator”). If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole arbitrator. Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Market Rate by selecting either the Landlord’s estimate of Market Rate or the Tenant’s estimate of Market Rate. Such arbitrator must choose the proposed Market Rate that he/she determines is closest to the actual market rental rate for the Premises. There shall be no discovery or similar proceedings. The arbitrator’s decision as to which estimate shall be the Market Rate for the Extended Term shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Annual Fixed Rent for the Extended Term. The costs of the Final Arbitrator will be equally divided between Landlord and Tenant. Any fees of any Approved Arbitrator or counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such Approved Arbitrator or counsel. If the dispute between the parties as to a market rate has not been resolved before the commencement of the Extended Term, then Tenant shall pay Fixed Rent under the Lease based upon the market rate designated by Landlord until either the agreement of the parties as to the market rate, or the decision of the Final Arbitrator, as the case may be, at which time Tenant shall pay any underpayment of Fixed Rent to Landlord.
F.
Once the Market Rate has been determined, the parties shall promptly execute an amendment to this Lease setting forth the Fixed Rent for the Premises during the Extended Term.
G.
With respect to any assignment or subletting during the Original Term of this Lease (other than to a Permitted Transferee in connection with a Permitted Transfer), such assignment shall not include the Extension Option granted to Tenant, and such sublease shall be for a term expiring no later than the Expiration Date.

ARTICLE 3

Improvements

3.1
Performance of Work and Approval of Landlord’s Work. Landlord shall, at Landlord’s sole cost and expense, using a qualified general contractor selected by Landlord (the “General Contractor”), and pursuant to the terms set forth below, provide a “turn-key” build-out of the Premises using, except as otherwise specified in the Construction Plans (as defined below), building standard materials and finishes (such work is referred to herein as “Landlord’s Work”). Landlord’s Work will be performed to the Premises in two (2) phases, “Phase 1” and “Phase 2” each a “Phase”, as outlined in the Phasing Plan attached hereto as Exhibit C-3 and in the BOD, as such term is defined below), with the Premises to be delivered in stages when Substantial Completion of each Phase occurs. Phase 1 consists of the Landlord’s Work performed to approximately 28,708 rentable square feet of the Premises (the “Phase 1 Premises”) and Phase 2 consists of the Landlord’s Work performed to the remaining approximately 7,500 rentable square feet in the Premises (the “Phase 2 Premises”). Notwithstanding the foregoing, Tenant acknowledges that, to perform the certain portions of Landlord’s Work, Landlord may need access to, and may need to perform work within, the Phase 1 Premises that has already been Substantially Completed and that Tenant has moved into. Upon reasonable notice from Landlord, Tenant agrees to reasonably cooperate with Landlord’s reasonable requirements in connection therewith, including but not limited to temporarily moving and relocating employees, furniture and equipment.

Based on the fit plan attached hereto as Exhibit C-1 (the “Fit Plan”) and the basis of design attached hereto as Exhibit C-2 (the “BOD”), Maugel Architects (“Landlord’s Architect”) shall prepare a full set of construction drawings and specifications sufficient to obtain a building permit for Landlord’s Work (collectively, the “Construction Plans”). The Construction Plans shall emanate from and be consistent with the Fit Plan and the BOD. The Construction Plans will be submitted to Tenant for Tenant’s reasonable approval, Tenant agreeing its review and approval is to confirm the Construction Plans are generally consistent with the Fit Plan and BOD. Tenant agrees to approve or disapprove the Construction Plans within five (5) business days following Landlord’s submission thereof, specifying the reasons for disapproval. Landlord will then cause its architect to redesign the Construction Plans incorporating those revisions reasonably requested by Tenant (if any) to cause the Construction Plans to be generally consistent with the Fit Plan and BOD, and the foregoing process shall be repeated until the Construction Plans are finally approved by Tenant (provided in the case of such revisions, Tenant shall approve or disapprove within three (3) business days following Landlord’s submission thereof).

During the plan approval process, should Tenant request changes to the Construction Plans that increase the cost of Landlord’s Work and/or increase the amount of time to perform Landlord’s Work (a “Work Change Order”), as reasonably determined by Landlord, and such Work Change Order is approved by Landlord, then Tenant and Landlord shall execute a Work Change Order in the form of Exhibit D attached hereto and the increased cost for any such changes shall be paid by Tenant in accordance the Work Change Order form (or, provided it has not been utilized already, funded by Landlord by deducting such costs from the TI Allowance). Landlord’s approval of any Tenant-proposed Work Change Order as set forth above shall not be unreasonably withheld, conditioned or delayed with respect to interior, nonstructural alterations or installations provided that the same:

(i)
does not materially, adversely affect the structural integrity of the Building, and/or
(ii)
does not materially, adversely impact the Building systems, and/or
(iii)
does not materially, adversely involve penetration of the roof or exterior walls, and/or
(iv)
does not involve alterations or installations that are readily visible from outside of the Premises and/or
(v)
do not materially deviate from the Fit Plan and BOD, and/or
(vi)
does not, in Landlord’s good faith opinion, materially, adversely affect the value of the Building or any portion thereof.

If Tenant fails to timely respond to any request for approval within five (5) business days, the submission in question shall be deemed approved. If Tenant requests changes to the Construction Plans, such changes shall be subject to Landlord’s reasonable approval and, if such changes increase the cost of the Landlord’s Work, such increased costs shall be paid for by Tenant. Landlord shall not be required to approve any changes requested by Tenant that will delay the completion of the Landlord’s Work beyond the Anticipated Phase 1 Delivery Date. The Construction Plans that are finally approved by Tenant shall be called the “Final Plans”. Landlord’s Work shall be done in a good and workmanlike manner employing good materials and so as to conform to all applicable Legal Requirements.

Tenant agrees that Landlord may make minor field changes or changes required to comply with applicable laws to Landlord’s Work without approval of Tenant, provided written notice is promptly given to Tenant, but Landlord will not make any other changes in Landlord’s Work without the written approval of Tenant, which shall not be unreasonably withheld or delayed and which approval shall be given by Tenant within three (3) business days.

Landlord and Tenant shall use diligence to cause each Phase of Landlord’s Work to be Substantially Completed by the applicable Anticipated Phase Delivery Dates listed in Section 1.1, subject to the provisions of Section 11.5 hereof. The date that Landlord delivers the applicable portion of the Premises (i.e. the Phase 1 Premises or the Phase 2 Premises, as applicable) to Tenant with the Landlord’s Work Substantially Complete is hereinafter a “Phase Delivery Date,” the date that Landlord Substantially Completes the Landlord’s Work and delivers the Phase 1 Premises to Tenant is the “Phase 1 Delivery Date” and the date that Landlord Substantially Completes the Landlord’s Work and delivers Phase 2 Premises to Tenant is the “Phase 2 Delivery Date.” In addition, Landlord shall deliver the Premises with all base building systems serving the same, including but not limited to heating, ventilation and air conditioning, electrical, life safety and plumbing, in good working order and condition and in compliance with all applicable laws and regulations as enforced by the Town of Burlington as of the Effective Date. Provided that Tenant shall notify Landlord within sixty (60) days following the Phase 1 Commencement Date that any of the Building systems serving the Premises are not in good working order, then Landlord shall, except as otherwise provided in this Lease, promptly after receipt of such notice from Tenant setting forth the nature and extent of such noncompliance, rectify the same at Landlord’s sole cost and expense (and not as an Operating Cost).

In the event that Landlord’s Work to the Phase 1 Premises is not Substantially Complete by January 15, 2025 (the “Outside Date”), for any reason other than a Tenant Delay (defined in Section 3.4 below) or Force Majeure Event (defined in Section 11.5 of this Lease), then the Fixed Rent first coming due as of the Fixed Rent Commencement Date shall be abated by one day for each day Landlord’s Work is actually delayed during the period beginning on the Outside Date (as so extended), and ending on the day the Landlord’s Work to the Phase 1 Premises is in fact Substantially Complete (or would have been Substantially Complete but for a Tenant Delay). If Landlord’s Work to the Phase 1 Premises is still not Substantially Complete by February 1, 2025 (the “Second Outside Date”) for any reason other than Tenant Delay or Force Majeure Event, then Fixed Rent shall be abated by two days for each day Landlord’s Work is actually delayed during the period beginning on the Second Outside Date, and ending on the day the Landlord’s Work to the Phase 1 Premises is in fact Substantially Complete (or would have been Substantially Complete but for a Tenant Delay). Landlord will promptly notify Tenant as soon as Landlord reasonably becomes aware of any delay in the Landlord’s Work that will result in the Phase 1 Delivery Date occurring later than the Anticipated Phase 1 Delivery Date.

3.2
Acceptance of the Premises. Tenant or its representatives may, at reasonable times, enter upon the Premises during the progress of the work to inspect the progress thereof and to determine if the work is being performed in accordance with the requirements of Section 3.1. Tenant shall promptly give to Landlord notices of any alleged failure by Landlord to comply with those requirements. Landlord’s Work for any Phase shall be deemed approved by Tenant when Tenant occupies the applicable portion of the Premises contained within that Phase for the conduct of its business, except for items of Landlord’s Work which are uncompleted or do not conform to Exhibit C and as to which Tenant shall, in either case, have given written notice to Landlord prior to such occupancy. A certificate of completion by a licensed architect or registered engineer shall be conclusive evidence that Landlord’s Work has been completed except for items stated in such certificate to be incomplete or not in conformity with Exhibit C. Landlord shall complete any punch list items listed in Exhibit C in a timely and commercially reasonable manner.
3.3
TI Allowance/Service Work. Tenant shall, except as expressly provided for herein, be responsible, at Tenant’s sole expense, for all work, furniture, equipment, tel/data and cabling, specialized installations and moving costs necessary for Tenant’s use of the Premises. In the event that Tenant requests any Work Change Order that is approved by Landlord, then, to the extent available, the TI Allowance (or so much of it as remains available) shall be applied by Landlord to the cost of such Work Change Order. In addition, Tenant may elect to use the TI Allowance to pay for moving costs, a security system, audio/visual systems, signage for the Premises, tel/data work, and/or lockers, benching or equipment, all for the Premises (collectively “Service Work”). Any Service Work shall be done in accordance with the terms and conditions of this Lease, including but not limited to Section 6.2.5. To the extent not applied by Landlord in connection with any Work Change Order(s) and such costs for any Service Work are incurred by Tenant to third- parties, then the TI Allowance shall be payable to Tenant within thirty (30) days after Landlord’s receipt of all of the following documentation and the satisfaction of the following conditions:
(i)
a requisition for payment from Tenant for all work for which disbursement is to be made;
(ii)
final waivers of lien from all contractors, subcontractors and suppliers performing work or providing materials for such work;
(iii)
the submission by Tenant of a written statement that the work for which payment is being requisitioned has been completed in accordance with the terms of the Lease;
(iv)
copies of paid invoices or receipts evidencing Tenant’s costs for which payment is being requested;
(v)
any other reasonable document that Landlord requests; and
(vi)
Tenant shall not be in default of this Lease.
(vii)
Tenant is in occupancy of the Phase 1 Premises, provided, however, this requirement will not be a condition to the disbursement of the first 35% of the TI Allowance so long as all of the other conditions in clauses (i) through (vi) have been satisfied.

In addition, Tenant may elect to use up to $5 PSF of the unused portion of the TI Allowance to be applied towards monthly installments of Fixed Rent. Any portion of the TI Allowance that is unused by June 1, 2025 shall accrue to Landlord without any reduction in rent or offset under this Lease.

3.4
Tenant Delay. The phrase, “Tenant Delay”, shall be defined as any delay in the completion of any Phase of Landlord’s Work actually caused by (i) special work, upgrades or long lead-time items for which Landlord identifies a specified period of delay, and in either instance Tenant does not withdraw or alter such special work, upgrade, long lead-time item which avoids such delay, (ii) any changes to any plans, including the Final Plans, made by Tenant, or any Work Change Order requested by Tenant, in any case for which Landlord identifies a specified period of delay at the time of its approval and for which Tenant does not withdraw such change to avoid delay, (iii) the delay of Tenant or its architects and engineers in providing or approving the Construction Plans, or supplying, submitting or approving any other plans, specifications, pricing or estimates or giving authorizations or supplying information reasonably required by Landlord or its General Contractor or the Town of Burlington by the dates stipulated in this Lease, or in any instance if no time period is specified, then within three (3) business days after request therefor, (iv) any failure by any contractors employed by Tenant including, without limitation, contractors furnishing telecommunications, data processing or other service or equipment directly to Tenant (and not via Landlord’s contractors) to comply with the agreed upon timetables for coordination of the parties’ respective components of work, as established at on-site progress meetings between Landlord’s representative and Tenant’s representative, each acting reasonably and in good faith, (v) any failure to comply with this Article 3 or any material interference with the performance of Landlord’s Work by Tenant or any of its agents, employees, architects, engineers or contractors, (vi) any permits or approvals required for Tenant to occupy the Premises that delay the issuance of a Certificate of Occupancy (Temporary or otherwise) and/or (vii) Tenant’s delay in delivering the Original Letter of Credit.
3.5
Early Access to Premises. Landlord shall give Tenant nonexclusive access to the Premises during a period of fourteen (14) days prior to each anticipated Phase Delivery Date for the purposes of Tenant’s installing in the Premises voice and data cabling and outlets, telephone equipment and furniture, fixtures and equipment. During such access period prior to the Substantial Completion of Landlord’s Work in the Premises (i) Tenant covenants that Tenant, its employees, agents and contractors shall not interfere with or cause any delay in Landlord’s completion of Landlord’s Work; (ii) Tenant’s access and use of the Premises prior to the Substantial Completion of Landlord’s Work in the Premises shall be subject to all provisions of this Lease, except that Tenant’s obligation to pay Fixed Rent shall not apply during such access period; and (iii) Tenant shall not conduct any business in the Premises (until the applicable Phase Delivery Date). Such access period(s) shall not advance the Commencement Date or the Expiration Date of this Lease.
3.6
Restoration. Notwithstanding anything to the contrary, Tenant shall not be required to remove any portion of Landlord’s Work constructed as contemplated in the Fit Plan (exclusive of work change orders requested by Tenant which Landlord may require be removed) in accordance with the terms of this Article 3 following the expiration or earlier termination of the Term. For the avoidance of doubt, Tenant shall remain responsible for removing its personal property including, without limitation, any cabling and wiring at the Premises prior to the expiration or earlier termination of the Term.

ARTICLE 4

Rent

4.1
The Fixed Rent. (a) Tenant covenants and agrees to pay fixed rent (“Fixed Rent”) to Landlord, by electronic fund transfer (or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct), at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month included in the Term, commencing as of the Fixed Rent Commencement Date; and for any portion of a calendar month following the Fixed Rent Commencement Date, at the rate for the first Lease Year payable in advance for such portion. The term “Additional Rent” shall mean all sums other than Fixed Rent that are payable to Landlord under this Lease, including, without limitation all Operating Costs, Taxes, late charges, and interest.
(b)
It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, all Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated or terminated pursuant to an express provision of this Lease. Tenant acknowledges and agrees that Tenant’s obligation to pay Fixed Rent and Additional Rent as and when due hereunder is a material term of this Lease, and was an essential and inducing feature in Landlord’s decision to enter into this Lease with Tenant.

(c)
If Landlord shall give notice to Tenant that all rent and/or other payments due hereunder are to be made to Landlord by wire transfer or any other commercially reasonable means, Tenant shall make all such payments as shall be due after receipt of said notice by means as designated by Landlord, with such payments to be made to such address and to such person or entity as is specified by Landlord.
4.2
Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of increases in taxes and operating costs with respect to the Premises and the Property as provided in this Section

4.2 as follows:

4.2.1
Real Estate Taxes. If Taxes (as hereinafter defined) for any fiscal tax year of the Town of Burlington (“Tax Year”) during the Term shall exceed Base Taxes, Tenant covenants to reimburse Landlord, as Additional Rent, for Tenant’s Percentage of such excess (such amount hereinafter referred to as “Tax Excess”). Tenant shall remit to Landlord, on the first day of each calendar month included in the Term, estimated paymentson account of Tax Excess, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. If the total of such monthly remittances for any Tax Year is greater than the actual Tax Excess for such Tax Year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the actual Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tax Excess). This section shall survive the expiration or earlier termination of this Lease.

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the Term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments of Additional Rent to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund, if any), as relates to the Tax Excess paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Tax Excess which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied or assessed, or which may be equitably attributable to the Property, for or in respect of the Property, at any time during the term by any governmental authority, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the Term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment. Currently, the Building and the adjacent buildings known as 35, 75, and 95 Blue Sky Drive are located on land which is identified as a single tax parcel included in one tax bill from the Town of Burlington. Until such time that separate tax parcels are defined and assessed by the Town to include a separately identified tax parcel including the Building and the Premises, Taxes hereunder shall include the Tenant’s Percentage of the portion of such Taxes allocated by the Town of Burlington to the Building, plus the Tenant’s Percentage of the portion of such Taxes equitably attributable to the land comprising the Property, which is equitably attributable to the Building.

4.2.2
Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.
4.2.3
Operating Costs. If, during the Term hereof, Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year shall exceed Base Operating Costs, Tenant covenants to reimburse Landlord, as Additional Rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Costs Excess”). Tenant shall remit to Landlord, on the first day of each calendar month included in the Term, estimated payments on account of Operating Costs Excess, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs Excess, as reasonably estimated by Landlord from time to time. If, at the expiration of the year in respect of which monthly installments of Operating Costs Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs Excess for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs Excess for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs Excess, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated. Landlord shall exercise commercially reasonable efforts to deliver to Tenant the annual reconciliation statement of Operating Costs Excess within one hundred eighty (180 days following the expiration of the applicable year. Landlord’s delivery of an annual reconciliation statement shall not prejudice Landlord’s right thereafter to render a corrected Operating Cost annual statement for such year, except that Landlord shall in all events render any corrections thereto within three (3) years after the end of any year or Landlord shall be deemed to have waived its right to collect any underpayment from Tenant for the Operating Costs applicable to the period that would have been covered by such statement, provided, however, the foregoing 3-year period shall expressly not apply to any late billings or corrected billings received by any taxing authority or utility provider. This section shall survive the expiration or earlier termination of the Lease.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with regard to the Campus Common Areas which is equitably allocable to the Property, including, without limitation, (i) all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation, repair and maintenance of parking lots (including lighting), sidewalks, walking paths, access roads and driveways); (ii) all costs of Property signage, (iii) repair and maintenance of the roof of the Building, Building exterior and service areas, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; (iv) all payments under any cross easement agreement, declaration of restrictive covenants and like instruments pertaining to the sharing of costs by the Building and other buildings in the Park; (v) all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); (vi) all costs of any reasonable insurance carried by Landlord relating to the Property; (vii) all costs related to provision of heat (including oil, electric, and/or gas), cooling, chilled water for air-conditioning, and water (including sewer charges) refuse disposal and other utilities to the Premises, if not sub-metered, and to the Building Common Areas and the Property (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); (viii) payments under all service contracts relating to the foregoing; (ix) all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in the operation, security and maintenance of the Property and the Park; (x) costs of maintaining and operating any amenities available for the general use of all tenants now or hereafter located in the Campus Common Areas including an on-site cafeteria (including a monthly cafeteria subsidy, if any); (xii) attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and (xii) a management fee.

Operating Costs shall not include (1) brokerage fees (including rental fees); (2) interest and depreciation charges incurred on the Property other than expressly permitted below; (3) expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Premises, and (ii) the provision of electricity to the Premises; (4) any cost or expense to the extent to which Landlord is entitled to payment other than as a payment for Operating Expenses, including, but not limited to, (i) work or services performed for any tenant (including Tenant) at such tenant's cost, and (ii) the cost of any item for which Landlord is paid or reimbursed by warranties, service contracts or otherwise; (5) any costs of services performed for any tenant of the Building, to the extent that such work or services are in excess of the work or services which Landlord is required to furnish to Tenant under this Lease; (6) the costs of the original construction of all or any portion of the Building or the Property and the costs of correcting any latent defects in the structural elements of the Building during the term of this Lease; (7) Taxes; (8) the cost of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain, exclusive of commercially reasonable deductibles; (9) salaries and bonuses of officers and executives of Landlord and administrative employees above the grade of senior or regional property manager or building supervisor, Landlord's general overhead, and direct and indirect compensation and benefits of any employee to the extent that the same is not fairly allocable to the work or service provided by such employee to the Building or the Property; (10) costs incurred to correct a violation of Law with respect to the Building Common Areas or the Building and relating to a condition that exists and violates existing law then actively enforced by the Town of Burlington as of the Commencement Date; (11) costs of selling, syndicating, financing, refinancing, mortgaging or hypothecating any of Landlord's interest in all or any part of the Building or the Property, including, but not limited to, points and commissions in connection therewith; (12) any fees, costs and expenses incurred in procuring or attempting to procure tenants or entering into leases or other occupancy arrangements, including, but not limited to, brokerage commissions, finder's fees, legal fees and expenses, space planners’ fees; (13) entertainment costs, travel expenses, and costs of advertising or promotion of the Building or the Property; (14) with the exception of those items specifically referred to as being included in Operating Expenses as hereinafter set forth, the cost of any repairs, alterations, additions, improvements, changes, replacements or other items which, under generally accepted accounting principles, are properly classified as capital expenses; (15) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss; (16) any costs necessary to remediate any environmental condition on or about the Building or the Property, including the removal of, or other steps taken with respect to, asbestos located in the Building, unless such condition was caused by Tenant ~~(~~exclusive of Landlord’s normal and routine handling and disposal of hazardous materials, such as paint or computers, for example, in the ordinary course of maintenance of the Property and Park); (17) the costs of maintaining Landlord's corporate existence; and (18) charitable and political contributions.

If, during the Term of this Lease, Landlord shall replace any capital items or make any Permitted Capital Expenditures the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof (the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item); and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid. For purposes hereof, “Permitted Capital Expenditures” shall mean expenditures incurred to perform an improvement, installation or replacement the cost of which, in accordance with generally accepted accounting principles consistently applied, is required to be capitalized and which is (i) required to comply with any applicable Legal Requirements, (ii) required to comply with any insurance requirements applicable to the Building, (iii) intended to reduce Operating Expenses, (iv) made in, to or in connection with any emergency, life safety, occupant health and safety, or security or property protection systems, including, without limitation, the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building or enhancements to the communications or telecommunications systems in the Building, or (v) which constitutes a replacement of any of the fixtures, facilities, machinery and equipment used in the operation of the Building, including, without limitation, window washing equipment, snow removal equipment, HVAC equipment, electrical equipment, sprinkler systems, plumbing systems, elevator equipment and any emergency, life safety, security or property protection systems, to the extent such replacements under this subclause (v) are, in Landlord’s reasonable judgment, economically prudent to make in lieu of repairs to the replaced item and not made solely for the purpose of enhancing the value of the Building (although the fact that the Building is enhanced shall not preclude inclusion as an Operating Costs).

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, the variable components of actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

Provided that Tenant is not then in monetary or material non-monetary default of its obligations under this Lease, Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing the Operating Costs set forth in Section 4.2.3, for the calendar year immediately preceding Landlord’s year-end reconciliation statement of Operating Costs for the specific calendar year in question. Tenant shall give Landlord at least thirty (30) days prior written notice (the “Audit

Notice”) of its intention to examine and audit such books and records, and such examination and audit shall take place at Landlord’s or Landlord’s building manager’s office no later than one hundred twenty (120) days following Tenant’s receipt of any year-end reconciliation statement and shall be completed no later than ninety (90) days following the date Tenant was first given access to Landlord’s books and records. Before conducting any audit, Tenant must pay the full amount of Operating Costs billed. No subtenant shall have any right to conduct an audit. As a condition to performing any such inspection, Tenant and its examiners may be required to execute and deliver to Landlord an agreement to keep confidential any information which Tenant and the examining party discover about the Building in connection with such examination, except for disclosures required by law, court order or regulatory authorities, or to Tenant’s attorneys, accountants, affiliates, auditors, or potential purchasers of the Tenant company. Tenant agrees to use for such audit a certified public accountant or an accounting firm, or another qualified thirty party entity that is subject to Landlord’s prior reasonable approval, provided whichever of the foregoing entities used by Tenant is not paid on a contingency fee basis. All costs of the examination and audit shall be borne by Tenant provided, however, that if such examination and audit establishes that the Operating Costs for the year in question are less than the amount set forth in Landlord’s statements delivered to Tenant by more than five percent (5%), then Landlord shall pay to Tenant the reasonable costs of such examination and audit, not to exceed $5,000.00. If, pursuant to the audit, the payments made for such year by Tenant exceed Tenant’s required payment on account thereof for such year, such overpayment shall be credited against Fixed Rent next due, or refunded to Tenant if the Term of this Lease has then expired and Tenant has no further obligation to Landlord; but, if the payments made by Tenant for such year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit. If there is any dispute over the results of the audit, Landlord shall have ninety (90) days following receipt of the audit results to obtain an audit from an accountant of Landlord’s choice, at Landlord’s cost and expense. In the event that Landlord’s and Tenant’s accountants shall be unable to reconcile the results which thirty (30) days following completion of Landlord’s accountants’ review, then, both accountants shall mutually agree upon a third accountant whose determination shall be conclusive. The cost of any such third accountant shall be shared equally between Landlord and Tenant.

4.2.4
Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain from the time Tenant first occupies the Premises for any purpose and throughout the Term the following insurance protecting Landlord:
4.2.4.1
Commercial general liability insurance and commercial excess liability insurance on “follow form” basis and/or umbrella naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds on a primary and non-contributory basis, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1; and, which, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and are consistent with limits required of owners of comparable commercial office buildings, workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises, covering the state in which the employee was hired, works and resides; and Employers liability insurance with minimum limits of Five Hundred Thousand Dollars ($500,000.00) each accident, bodily injury by accident; Five Hundred Thousand Dollars ($500,000.00) each employee, bodily injury by disease; and Five Hundred Thousand Dollars ($500,000.00) policy limit, bodily injury by disease.
4.2.4.2
Special Risk Property insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment, and covering all tenant improvements and alterations (but not including Landlord’s Work, which shall be covered by Landlord’s insurance), in an amount not less than 100% of their actual replacement cost from time to time, and business interruption insurance with limits not less than the equivalent of 12 months of rent, with extra expense coverage, and shall list Landlord and any mortgagee as co-loss payee as their interests may appear. The proceeds of such property insurance shall be used for the repair or replacement of the property insured, except that if this Lease is terminated as provided in Article 7 in the event of a loss, the proceeds attributable to the tenant improvements and Tenant’s alterations shall be paid and belong to Landlord, and the proceeds attributable to Tenant’s personal property shall be paid and belong to Tenant.
4.2.4.3
Automobile liability insurance for all owned, leased, non-owned and hired vehicles. The minimum limit of liability shall be One Million Dollars ($1,000,000.00) each accident, combined single limit for bodily injury and property damage, naming Landlord as an additional insured on a primary and non-contributory basis.
4.2.4.4
During the performance of any alterations, including any initial tenant improvements performed by Tenant, until completion thereof, builder’s risk insurance on an “all risk” basis and on a completed value form, for full replacement value.
4.2.4.5
Pollution/Environmental Liability insurance with minimum limits of One Million Dollars ($1,000,000.00) for each policy, provided, however, this coverage will not be required to be carried by Tenant unless Tenant uses or stores any Hazardous Materials that are not consistent with general office use.

4.2.4.6
All such policies shall be obtained from responsible companies having a policy rating of A-; X or better, as set forth in the most current issue of the Best’s Key Rating Guide and which are qualified to do business and in good standing in Massachusetts. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the Term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Tenant shall provide at least thirty (30) days prior written notice to Landlord should any of the policies required herein be cancelled. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.
4.2.4.7
All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, workmen’s compensation insurance, and all liability insurance, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located. The limits of Tenant’s insurance shall not limit its liability under this Lease. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises, which shall include all tenant improvements (other than Landlord’s Work), any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.
4.2.4.8
From and after the Effective Date, Landlord covenants and agrees to take out and maintain, at its expense, but subject to reimbursement by Tenant, “Special Risk” property insurance insuring the Building (excluding Tenant’s trade fixtures, inventory, equipment, and other personal property) against loss or damage by fire, theft, and such other risks or hazards customarily insured against by prudent landlords, in an amount not less than 100% of the replacement cost of the Building, subject to commercially reasonable deductibles. In addition, at all such times, Landlord shall also take out and maintain a commercial general liability policy in commercially reasonable amounts. Such policies shall be obtained from companies in accordance with the standards (if any) then required of Landlord by any mortgage holder of the Property. If no such standards are required, then said policies shall be obtained in accordance with those carried by reasonably prudent landlords of comparable properties in the vicinity of the property.

4.2.5
Utilities. (a) Commencing on each applicable Phase Delivery Date, Tenant shall reimburse Landlord through Operating Costs, pursuant to Section 4.2.3, for all charges for gas, chilled water and electricity for normal office heating and cooling, and water for ordinary cleaning and lavatory use for the applicable portion of the then-delivered Premises during the Term. Tenant shall pay to Landlord as billed by Landlord for all charges for the cost of electricity for Tenant’s equipment, rooftop units that are for Tenant’s exclusive use, lights, outlets and VAV boxes (“Tenant Electric”), and for any above-normal office usage of electricity at the then-delivered Premises. Commencing on the Commencement Date, Tenant shall, to the extent separately metered, pay directly to the provider all charges for gas and water consumption for Tenant’s operational uses (and in the event either gas and/or water are not separately metered for Tenant’s operational use, then the same shall be submetered and paid for by Tenant as set forth below and/or via another equitable method as agreed to by the parties). In the event Landlord determines that Tenant is using water and/or gas in such quantities as to exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess water/gas usage and, if Landlord so elects, for the cost of purchasing and installing reasonable measuring device(s).
(b)
Commencing on each applicable Phase Delivery Date, Tenant shall pay directly to Landlord, as Additional Rent, estimated charges (the “Utilities Charges”) on account of Tenant’s consumption of electricity in the Premises for Tenant Electric. Landlord shall reasonably estimate the amount of Utilities Charges payable by Tenant per month and shall notify Tenant prior to the Commencement Date of the initial estimate of Utilities Charges to be paid by Tenant. Tenant shall pay the Utilities Charges on the first day of each calendar month included in the Term, in the same manner as Tenant pays Fixed Rent pursuant to Section 4.1 above. Following Landlord’s receipt of utility provider invoices, Landlord will reconcile the estimated Utilities Charges paid by Tenant with the actual amounts owing from Tenant based on the number of kilowatt hours of electricity used in the Premises for the preceding month as registered on the sub-meters for the Premises. If it is determined Tenant has been overcharged, then such overpayment will be credited against Tenant’s account for the following month. If Tenant has underpaid, then Landlord will invoice Tenant for the amount owed and Tenant shall pay such amount within twenty (20) days after billing. Landlord reserves the right to adjust the monthly Utilities Charges from time to time based on the most current data available for Tenant’s electrical consumption in the Premises, and Tenant shall thereafter pay the adjusted Utilities Charges to Landlord until further notice.
(c)
Tenant shall pay all costs and charges for telephone and other utilities or services including cable, fiber or other communications lines to the Premises not supplied by Landlord, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and services and that Landlord shall be under no obligation to furnish any such utilities and services to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities and services to the Premises.

4.3
Late Payment of Rent. If any installment of rent is paid after the date the same was due,and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment. In addition, if any installment of rent or other sum due Landlord is not paid when due, such installment shall bear interest from the date due until paid, at the rate of 12% per year not to exceed the highest rate permitted by law. Notwithstanding the foregoing and provided that none of the events described in Section 8.1(g) or (h) has occurred with respect to Tenant or Guarantor, Landlord agrees to waive the late payment fee and interest charge due hereunder for the first late payment by Tenant under this Lease per calendar year (but not to exceed three (3) waivers in the aggregate during the Lease Term), provided that Landlord receives such payment from Tenant within five (5) business days after written notice of such late payment is delivered to Tenant.
4.4
Letter of Credit. The performance of Tenant’s obligations under this Lease shall be secured by a letter of credit throughout the term hereof in accordance with and subject to the following terms and conditions:
4.4.1
Amount of Letter of Credit. (a) Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in the form of Exhibit H attached to this Lease (the “Form LC”), (ii) issued by a commercial bank reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount equal to the Letter of Credit Amount, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below. The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit.”

(b) Notwithstanding anything to the contrary contained in Section 1.1 with respect to the Letter of Credit Amount, provided and on the express conditions that (i) Tenant is not in default and has not previously been in monetary or material non- monetary default of its obligations under this Lease beyond any applicable notice and cure period prior to the expiration of the third (3rd) Lease Year (the “Review Date”) and (ii) Tenant had net income of at least Five Million and 00/100 Dollars ($5,000,000.00) for the preceding twelve (12) month period preceding the Review Date (collectively the “Reduction Conditions”), then the Letter of Credit Amount may be reduced to $250,000.00. To the extent Tenant wishes to enact such reduction to the Letter of Credit Amount pursuant to the terms hereof, Tenant shall, on or following the Review Date, send notice to Landlord requesting the applicable reduction and providing financial statements (including an income statement and balance sheet) for the applicable period certified by an officer of Tenant and prepared in accordance with generally acceptable accounting standards. Within thirty (30) days after Tenant receives written confirmation from Landlord that the conditions for reduction of the Letter of Credit have been satisfied, Tenant shall provide Landlord with an amendment to the Letter of Credit or a new Letter of Credit meeting all of the requirements of this Section 4.4 to accomplish such authorized reduction of the Letter of Credit. Landlord will have no obligation to surrender the Letter of Credit unless and until receipt of the new Letter of Credit or amended Letter of Credit in compliance with such requirements. In no event shall the Letter of Credit have automatic reduction provisions. In no event will the Letter of Credit at any time be reduced below $250,000.

4.4.2
Renewal of Letter of Credit. Each Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC; provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit (the “Issuing Bank”) gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto. Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.
4.4.3
Draws to Cure Defaults. If (a) the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid beyond notice (the delivery of which shall not be required for purposes of this Section 4.4.3 if Landlord is prevented or prohibited from delivering the same under applicable Law, including, but not limited to, all applicable bankruptcy and insolvency laws) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 4.4.3 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 8.1(h) shall have occurred with or without the acquiescence of Tenant) or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the other terms of this Lease in all cases beyond the expiration of all applicable notice and cure periods, or (b) any breach or default by Tenant of the terms of this Lease shall occur and Landlord is prohibited by applicable state or federal law from sending notice to Tenant of such breach or default, regardless of whether such notice is required, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw. Tenant’s failure to deliver any Additional Letter of Credit required under this Section 4.4 within 30 days from Landlord’s demand therefor shall be an Event of Default without further notice.
4.4.4
Draws to Pay Damages. In addition, if (i) this Lease shall have been terminated as a result of Tenant’s default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.5
Issuing Bank. In the event the Issuing Bank becomes insolvent, or if Landlord reasonably believes the Issuing Bank is financially troubled or at risk of becoming insolvent, or if the Issuing Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation (or any successor or similar entity), or if a trustee, receiver or liquidator is appointed for the Issuing Bank, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 4.4 and Tenant shall, within ten (10) business days of written notice from Landlord, deliver to Landlord a Substitute Letter of Credit which otherwise meets the requirements of this Section, or, alternatively at Landlord’s discretion, Tenant shall, within such ten (10)-business day period deliver cash to Landlord in the Letter of Credit Amount, which Landlord shall hold as “Security Proceeds” which shall be governed by subject to the provisions of Section 4.4.6 below.
4.4.6
Draws for Failure to Deliver Substitute Letter of Credit. If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.
4.4.7
Transferability. Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building or the Property or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns. Tenant agrees to pay Landlord upon demand, as Additional Rent, all costs and fees charged to effect such transfer.
4.4.8
Return of Letter of Credit at End of Term. Within forty-five (45) days after the expiration of the Term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant provided that there is not at such time any continuing default of any of Tenant’s obligations under this Lease.

ARTICLE 5

Landlord’s Covenants

5.1
Affirmative Covenants. Landlord covenants with Tenant:
5.1.1
Heat and Air-Conditioning. To furnish to the Premises heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during the hours of 7:00 a.m. until 6:00 p.m. on Mondays through Fridays and 7:00 a.m. until 1:00 p.m. on Saturdays (“Normal Business Hours”), excluding all legal holidays on which the Building is normally closed. All charges for gas and chilled water furnished to the Premises for normal office heating and air-conditioning will be included in Operating Costs pursuant to Section 4.2.3 and paid for by Tenant pursuant to said

Section 4.2.3. Heat and air-conditioning will be available to Tenant after Normal Business Hours by prior request of Landlord’s managing agent at least 24 hours in advance. If Tenant shall use chilled water after Normal Business Hours, or in excess of reasonable quantities for normal office use, and if such after-hours or excess use shall result in an additional cost to Landlord on account thereof, Tenant shall, upon demand, reimburse Landlord for the actual utility costs plus any additional costs as reasonably estimated by Landlord (such as wear and tear on the equipment). Landlord reserves the right to install a separate meter or sub-meter, at Tenant’s expenses, to measure the flow of chilled water to the Premises, if deemed necessary by Landlord.
5.1.2
Electricity. To furnish to the Premises, separately sub-metered and paid for by Tenant directly to Landlord, electricity for Tenant’s lights, outlets and VAV boxes. Tenant shall pay Landlord the costs of such electricity within twenty days of Landlord’s bill therefor. If Tenant shall require electricity in excess of normal office use for Tenant’s Permitted Uses, then Landlord reserves the right to install a sub-meter to measure Tenant’s excessive usage and will bill Tenant separately for its excessive usage. In addition, if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.
5.1.3
Cleaning; Water. To provide cleaning to the office portions of the Premises only (it being agreed Tenant shall be responsible for cleaning all other portions of the Premises pursuant to Section 6.1.3) on business days in accordance with cleaning and janitorial standards generally prevailing throughout the Term hereof in comparable office buildings within the municipality in which the Building is located; and to furnish water to the Premises for ordinary cleaning, lavatory and toilet facilities.
5.1.4
Elevator; Fire Alarm. To furnish elevator service (if any) from the lobby to the Premises; and to maintain fire alarm systems within the Building.
5.1.5
Loading Dock. To provide direct dock-height loading access into the First Floor Premises from the existing two (2) loading bays servicing the Building.
5.1.6
Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the roof (including the roof membrane), exterior walls, support columns, exterior windows, window frames and all exterior and common area glass, floor slabs and other structural components of the Building, and to the Building Common Areas, facilities and plumbing, electrical, heating, ventilating and air-conditioning systems (“HVAC”) of the Building and Park (except that Tenant shall be responsible for maintaining and repairing any supplemental HVAC that exclusively serves the Premises and was installed by Tenant) and cause the Campus Common Areas to be maintained, all as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its agents, customers, contractors, employees, invitees, or licensees). At any time, Landlord may close any portion of the Building Common Areas to perform any acts that are, in Landlord’s reasonable judgment, necessary or desirable to maintain, repair or improve the Property. In addition.
5.2
Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described utility services, or conditions arising in or about the Premises and/or Property caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of the above services for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. However in each instance of failure or interruption Landlord shall use commercially reasonable efforts to restore the unavailable service or remedy the condition following written notice from Tenant. Any business interruption loss shall be borne solely by Tenant, and Landlord shall have no liability with respect thereto.

Notwithstanding the foregoing, if an event or circumstance (an “Abatement Event”) shall occur that causes an interruption or curtailment, suspension or stoppage of an Essential Service that reasonably prevents Tenant from using the entire Premises, or any material portion thereof, as a result of Landlord’s failure to provide any Essential Service (defined below) required to be provided by Landlord under this Lease, provided that such failure or Landlord’s inability to remedy such event or circumstance is not due to Force Majeure or a cause beyond Landlord’s reasonable control (such as acts of third parties, power outages, or off-site occurrences) or the act or negligence of Tenant, its employees, vendors, or contractors, or any party claiming by, through or under Tenant then Tenant shall give Landlord notice (an “Abatement Notice”) of any such Abatement Event. If such Abatement Event continues beyond the “Eligibility Period” (defined below), then the Monthly Fixed Rent shall be abated entirely or proportionately, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Tenant shall not be entitled to any abatement of Fixed Rent if Tenant is then in default of any of its obligations under this Lease. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). For purposes hereof, the term “Essential Services” shall mean the following services required to be provided by Landlord under this Lease: water and sewer service, HVAC, gas and electricity service. The provisions of this paragraph shall not apply to any Abatement Event caused by fire or other damage or destruction to the Building, which shall be covered by Article 7 of this Lease, and shall be Tenant’s sole remedy on account of an Abatement Event.

5.3
Outside Services. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

ARTICLE 6

Tenant’s Additional Covenants

6.1
Affirmative Covenants. Tenant covenants at all times during the Term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:
6.1.1
Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.
6.1.2
Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.
6.1.3
Repair and Maintenance. To maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. Tenant shall also be responsible, at its sole expense, for providing cleaning and janitorial services to all portions of the Premises other than those used exclusively for office purposes in a first-class manner consistent with cleaning standards generally prevailing in the area, and shall contract with a service provider reasonably acceptable to Landlord for the same (and shall deliver to Landlord copies of all such service contracts when requested by Landlord). In connection with the foregoing, Tenant shall be responsible for disposal of all waste generated within or brought onto the Premises other than standard office waste. Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.
6.1.4
Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the

Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof. Without limiting the generality of the foregoing, the parties acknowledge that Title III of the Americans with Disabilities Act of 1990 and the regulations and rules promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Property depending on, among other things: (i) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”; (ii) whether such requirements are “readily achievable”; and (iii) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (A) Landlord shall be responsible for ADA compliance, as actively enforced by the Town of Burlington, with respect to the base, shell and core components of the Building, Building Common Areas, and Campus Common Areas (however, if the need for such compliance results from (x) any alterations made to the Premises by or on behalf of Tenant (exclusive of Landlord’s Work), (y) the installation of Tenant’s fixtures, furniture and/or equipment in the Premises or any employees of Tenant and/or (z) Tenant’s particular manner of use of the Premises (as opposed to general office use), then Tenant shall reimburse Landlord for the cost of such compliance work, which shall be amortized over the remaining Term); and (B) Tenant shall be responsible for ADA compliance within the Premises required from and after the Commencement Date (to the extent such compliance results from (x) any alterations made to the Premises by or on behalf of Tenant (exclusive of Landlord’s Work), (y) the installation of Tenant’s fixtures, furniture and/or equipment in the Premises or any employees of Tenant and/or (z) Tenant’s particular manner of use of the Premises (as opposed to general office use).)
6.1.5
Indemnification. To indemnify, defend and hold harmless Landlord, its agents (including, without limitation, Landlord’s managing agent), partners, officers, directors, members, trustees, beneficiaries, shareholders, and employees (such parties being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, demands, liabilities, penalties, fines, settlements, damages, loss, costs or expenses resulting from, arising out of, or in any way related to injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), the negligent acts or omissions or intentional misconduct of Tenant or any person claiming by, through or under Tenant, or on account of any breach by Tenant of its obligations under this Lease, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the negligence or willful misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs and expenses (including reasonable attorneys’ fees), of whatever kind or nature incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.1.6
Landlord’s Right to Enter. To permit Landlord and its agents to enter into and examine the Premises at reasonable times (upon not less than twenty-four (24) hours’ prior notice except in the event of an emergency, in which case no such notice shall be required) and to show the Premises, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.
6.1.7
Personal Property at Tenant’s Risk. Except to the extent arising from the negligence or willful misconduct of Landlord of Landlord’s agents, employees or contractors, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water, rain or by the leakage or bursting or other defect of water pipes, steam pipes, or other pipes, sprinklers, lighting fixtures or other cause by theft, any acts or omissions of any other tenant of the Property, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law. In no event shall Landlord be liable for any loss, the risk of which is covered by Tenant’s insurance, or is required to be so covered by this Lease; nor shall Landlord or the Landlord Related Parties be liable for any damage caused by any other person in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building.
6.1.8
Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.
6.1.9
Yield Up. (a) At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises (it being agreed that any item that is part of Landlord’s Work is not considered as Tenant’s trade fixtures and/or personal property); to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such alterations, improvements, or installations made by or on behalf of Tenant as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request) as Landlord may designate for removal pursuant to Section 6.2.5 below and all Tenant’s signs wherever located (it being agreed that notwithstanding anything to the contrary contained herein, Landlord shall not require Tenant to remove Landlord’s Work that is consistent with the Fit Plan and BOD, but Tenant may be required to remove any such Work Change Order and to restore the Premises in accordance with the terms of this Section 6.1.9); to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the Term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

(b) If Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily holdover rate of rent equal to two (2) times the Monthly Fixed Rent Rate and Additional Rent on account of Operating Costs and Taxes last due as of the day prior to the date of expiration or earlier termination of this Lease, and shall otherwise be on the terms and conditions of this Lease as applicable, except that in no event shall any extension option, right of first offer or right of first refusal, or similar right or option be deemed applicable to such tenancy at sufferance. Notwithstanding the foregoing, provided and on the express conditions that (i) no Default of Tenant exists hereunder at the time of Landlord’s receipt of Tenant’s Holdover Notice (as hereinafter defined) and as of the expiration date of the Term, (ii) Tenant delivers not less than ninety (90) days prior written notice to Landlord of Tenant’s intention to holdover (“Tenant’s Holdover Notice”) and (iii) Landlord confirms in writing within thirty (30) days following the date of Tenant’s Holdover Notice that no portion of the Premises is then subject to a letter of intent or lease agreement, then the holdover rate for the first ninety (90) days of any holdover will be reduced to 150% of the Monthly Fixed Rent Rate and 100% of the Additional Rent on account of Operating Costs and Taxes last due as of the day prior to the date of expiration or earlier termination of this Lease. In addition to any liabilities to Landlord resulting from Tenant’s failure and delay in surrendering the Premises as above provided, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs, and damages, direct and/or indirect, sustained by reason of any such holding over.

6.1.10
Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building and the Park hereafter made by Landlord, and of which Tenant has been given notice, concerning, among other things, the use of the cafeteria and fitness center; Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations. Tenant shall cause all parties performing work on behalf of Tenant in or about the Premises and Building to comply with the Construction Rules and Regulations attached hereto as Exhibit E-1.
6.1.11
Estoppel Certificate. Upon not less than ten (10) business days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit F or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises. If Tenant fails to deliver the estoppel certificate within the required time period, and such failure continues for an additional five (5) days following a second written request from Landlord, then Tenant shall be obligated to pay to Landlord, as Additional Rent within twenty (20) days of demand, a fee in the amount of $500.00 per day for each day that Tenant fails to deliver the requested estoppel in the period beginning on the day after the expiration of the initial 10-day period, and ending on the day Tenant actually delivers the estoppel.
6.1.12
Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.
6.1.13
Intentionally Omitted.
6.1.14
Independent Covenants. Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the obligations of Tenant hereunder, including, without limitation the obligation to pay Fixed Rent, Additional Rent and other sums due hereunder, shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any restriction on Tenant’s use of the Premises or access to the Premises (except as expressly provided in this Lease), or any casualty or taking (except as expressly provided in this Lease), or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law. Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable, and accepted commercial practice with respect to the type of property subject to this Lease, and that this agreement is the product of free and informed negotiation during which both Landlord and Tenant were represented by counsel skilled in negotiating and drafting commercial leases in the area in which the Property is located. Such waiver and acknowledgements by Tenant are a material inducement to Landlord entering into this Lease. To the extent of any conflicts or inconsistencies between the terms and provisions of this Section 6.1.14 and the terms and provisions of the remainder of this Lease, the terms and provisions of this Section 6.1.14 shall control.

6.2
Negative Covenants. Tenant covenants at all times during the Term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:
6.2.1
Assignment and Subletting. (a) Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Except in connection with a Permitted Transfer, Landlord may terminate this Lease in its entirety in the case of a proposed assignment or in the event Tenant has (or with the proposed sublease will have) subleased fifty percent (50%) or more of the Premises in the aggregate pursuant to one or more subleases, by giving written notice of termination to Tenant, with such termination to be effective as of the effective date of such assignment or subletting. If Landlord does not so terminate, Landlord’s consent shall not be unreasonably withheld, conditioned, or delayed to an assignment or to a subletting, provided that the following conditions are met:
(i)
the assignee or subtenant shall use the Premises only for the Permitted Uses;
(ii)
with respect to a subletting, that after such subletting the initial Tenant named herein occupies at least fifty (50%) percent of the Rentable Floor Area of the Premises;
(iii)
the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord;
(iv)
the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current market rate for the Premises; and
(v)
the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is dealing or has dealt with in the preceding six months regarding the possibility of leasing space in the Building or the Park.
(i)
the proposed assignee or subtenant provides the representation and warranty required under Section 11.12 below (OFAC Compliance).

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant. With respect to any assignment or subletting during the Original Term of this Lease, such assignment shall not include the Extension Option granted to Tenant in Section 2.3 above, and such sublease shall be for a term expiring no later than the Expiration Date.

(b)
Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent not to exceed $3,000 per request without prior notice to Tenant.. If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.
(c)
If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing expenses of Tenant in connection with the assignment or sublease, to pay to Landlord, at Landlord’s election, as Additional Rent, fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.
(d)
If at any time during the Term of this Lease, there is a name change, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change.
(e)
Each of the following shall be deemed to be an assignment of this Lease requiring Landlord’s consent as provided in this Section 6.2.1: (i) the merger or consolidation of Tenant with or into another entity, whether or not Tenant is the surviving entity, or (ii) excluding an initial public offering or transfers of shares of stock which are publicly traded on a stock exchange, a transfer, issuance, or dilution of a “Controlling Interest” of Tenant, either in a single action or a series of transactions, such that the ultimate owners or holders (whether direct or indirect) of such interest on the date of this Lease cease to own a Controlling Interest in Tenant, or (iii) a restructuring or reorganization of the Tenant entity, including any spin-off or split-off. Tenant shall promptly notify Landlord of the occurrence of any of the foregoing transactions. “Controlling Interest” shall mean having fifty percent (50%) or more of the ownership or beneficial interests of Tenant (whether outstanding voting stock of a corporation or other majority equity interests, partnership interest, membership interest, or the possession of power to direct or cause the direction of the management of Tenant. Without limiting the other criteria upon which Landlord may withhold consent, Landlord shall be entitled to condition its consent to any deemed assignment under this subparagraph (d) upon Tenant or the surviving entity, or a parent of either, providing additional security for the performance of Tenant’s obligations under this Lease, in Landlord’s sole discretion.
(f)
Any other provision of this Section 6.2.1 notwithstanding, Tenant shall have the right, without Landlord’s prior written consent and without any right of Landlord to terminate this Lease, (i) to assign this Lease to an entity into or with which Tenant is merged or consolidated, whether or not Tenant is the surviving entity, or to an entity to which all or substantially all of Tenant’s stock or assets are transferred; and (ii) to assign this Lease or sublease the Premises to an entity which is either a parent, subsidiary or affiliate of Tenant, provided that in any of such events (a) the successor entity has a net worth (computed in accordance with generally accepted accounting principles) immediately after the transfer at least equal to the net worth of Tenant either as of the Effective Date or immediately prior to such merger, consolidation or transfer, whichever is greater, and proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction (except to the extent prohibited by applicable securities laws or regulations, in which case notice shall be given as soon as permissible under such laws or regulations); and (b) Tenant remains primarily liable under this Lease; and (c) Tenant provides Landlord with at least ten (10) days prior written notice of the assignment or subletting and delivers reasonable proof of the affiliation to Landlord. A transaction for which consent from the Landlord is not required pursuant to this subparagraph 6.2.1(f) shall be referred to in this Lease as a “Permitted Transfer”, and the entity to which this Lease is sublet/assigned pursuant to this subparagraph (f) is a “Permitted Transferee”. In the event of any Permitted Transfer, Tenant shall remain primarily liable under this Lease and any assignee shall agree directly with Landlord, by written instrument in form satisfactory to Landlord, to assume and perform all the obligations of Tenant under this Lease.
(g)
The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:
(i)
Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default by Tenant hereunder shall occur under this Lease, Tenant may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such sublease to Landlord, nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default hereunder exists under this Lease, to pay to Landlord the rents and other charges due and to become due under the sublease. The subtenant shall rely upon any such statement and request from Landlord and shall pay such rents and other charges to Landlord without any obligation or right to inquire as to whether such breach exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against said subtenant, or, until the breach has been cured, against Landlord, for any such rents and other charges so paid by said subtenant to Landlord.
(ii)
In the event of a default by Tenant in the performance of its obligations under this Lease that results in a termination of this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults or breaches of Tenant as sublandlord under such sublease.
6.2.2
Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.
6.2.3
INTENTIONALLY OMITTED.
6.2.4
Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.
6.2.5
Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Tenant agrees to employ for any work one or more responsible contractors of whom Landlord has given prior approval, and whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to carry builder’s risk insurance as set forth in Section 4.2.4.4, worker’s compensation insurance in accordance with statutory requirements, Employers Liability Insurance at least equal to the limits set forth in Section 4.2.4.1, and commercial general liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1. All contractors insurance shall name Landlord and its managing agent and any mortgagee as additional insureds on a primary and non- contributory basis, and indemnifying the parties so named against claims for death or injury to persons or damage to property claimed to have occurred in the Premises or on the property. Tenant shall cause its contractors to submit certificates evidencing such coverage to Landlord prior to the commencement of any such work. Tenant shall cause all contractors performing work on behalf of Tenant in or about the Premises and Building to comply with the Construction Rules and Regulations attached hereto as Exhibit E-1. Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall within ten (10) days of notice of the existence of any lien, bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. If Tenant shall fail to cause any such lien to be discharged within such 10 day period, then in addition to any other available right or remedy, Landlord may discharge the same, either by paying the amount claimed to be due, or by bonding or otherwise. Any amount so paid, and all costs and expenses so incurred by Landlord in connection therewith, shall constitute Additional Rent hereunder. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work, and any liability, loss, cost, damage and expense of every kind and nature incurred by reason of, or arising out of any and all mechanic’s and other liens filed in connection with any alterations or improvements.

Tenant may, at the time Tenant submits a request for Landlord’s approval for any installations, alterations, additions or other leasehold improvements (including any Tenant’s Work pursuant to Section 3.1 above), request in a separate written notice delivered to Landlord and specifically referring to this Section 6.2.5 that Landlord specify whether Tenant will be required to remove any of the installations, alterations, additions or other leasehold improvements shown on such plans or described in such request as a Required Removables at the expiration or earlier termination of the Term of this Lease and restore the Premises to its condition prior to the installation thereof. If Tenant makes such request to Landlord, Landlord agrees to notify Tenant within ten (10) business days after receipt of such request if any of the installations, alterations or additions shown on the plans or described in such request must be removed at the end of the Term. If Tenant fails to request that Landlord specify whether any installations, alterations, additions or other leasehold improvements will have to be removed, Landlord may notify Tenant at any time prior to the expiration of the Term, of Landlord’s determination that any such installations, alterations, additions or other leasehold improvements must be removed and Tenant shall so remove such installations, alterations, additions or other leasehold improvements at the expiration or earlier termination of this Lease and repair any damage caused by the installation or removal thereof.

Notwithstanding the foregoing, Tenant, without the prior consent of Landlord, may make nonstructural, interior alterations or installations at a cost not to exceed $75,000.00 cumulatively in any 12-month period, only if such alterations or installations (a) are non-structural, (b) do not impact the Building systems, (c) do not involve penetration of the roof, floors and/or exterior walls, (d) do not require a building permit, (e) do not involve alterations or installations that are visible from outside of the Premises, (f) do not adversely affect the value of the Building, and (g) do not adversely affect the safety of adjacent tenants (with such an alteration meeting such criteria hereinafter referred to as a “Permitted Alteration”).

Not to grant a security interest in, or to lease, any personal property or equipment being installed in the Premises, including, without limitation, demountable partitions (the “Collateral”) without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit G, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.6
Abandonment. Not to abandon or vacate the Premises during the Term.
6.2.7
Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Notwithstanding the foregoing, Landlord, at its sole cost and expense, shall provide Tenant with building standard identification on (i) one (1) of the Park monument signs located on Middlesex Turnpike and (ii) one (1) of the Building monument signs located outside of the front entrance of the Building, and on the directory located in the lobby of the Building. In addition, Tenant shall have the right, subject to the terms herein, to install one (1) exterior sign on the Premises’ wing of the Building facing Middlesex Turnpike (the “Exterior Sign”), such Exterior Sign to be in a location designated by Landlord and subject to Tenant’s reasonable approval. All aspects of the Exterior Sign (including but not limited to the specifications and method of installation of such sign) must first be approved by Landlord, and such sign is subject to and must comply with the Blue Sky Center Sign Policy (the receipt of which Tenant hereby acknowledges) and all applicable building codes and zoning ordinances of the Town of Burlington and shall be further subject to Tenant’s obtaining all applicable licenses or permits. Tenant shall be solely responsible for all costs of installing, maintaining and removing the Exterior Sign. Tenant shall, at its sole cost and expense, remove the Exterior Sign upon the expiration or earlier termination of this Lease in accordance with the terms and conditions of this Lease, including but not limited to repairing any damage caused by such removal and restoring such areas to the substantially the condition existing prior to installation of such sign, reasonable wear and tear excepted.
6.2.8
Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7

Casualty or Taking

7.1.
Termination. In the event that the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty. In the event that the Premises are destroyed or damaged by fire or casualty, or if there is a taking of a material part of the Premises or Building, and in either case, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within three hundred (300) days from the date that such work would commence, then this Lease may be terminated at the election of Tenant, which election shall be made by the giving of notice to Landlord within thirty (30) days after the date the opinion of the architect or engineer is made available.
7.2.
Restoration. If Landlord does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence, subject to zoning and building laws or ordinances then in existence. Landlord’s restoration obligations are limited to the base building core and shell elements, the in-place improvements existing in the Premises as of the Effective Date, and Landlord’s Work under Article 3 of this Lease. Unless Landlord elects to restore the Tenant’s improvements in the Premises at Tenant’s expense, Tenant shall otherwise be required to perform all restoration work to restore the Premises to substantially the same condition as it existed prior to the casualty, with such work to be done at Tenant’s expense and in accordance with the terms of this Lease. Landlord and Tenant shall work together to agree upon reasonable timetables for performing and completing their respective components of work to fully restore the Premises, each acting reasonably and in good faith, and shall cooperate, and cause their contractors to cooperate, during the performance of any work that may overlap and require sharing of the job site. “Net proceeds of insurance recovered or damages awarded” as used above refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.
7.3.
Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages, other than any separate award which may be made for Tenant’s trade fixtures and moving expenses, and covenants to deliver such further assignments thereof as Landlord may from time to time request.

ARTICLE 8

Defaults

8.1.
Events of Default. Each of the following events shall be an “Event of Default” under this Lease:
(a)
If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default. or

(b)
if Tenant shall default in the timely performance or observance of any other term, covenant and/or condition contained in this Lease on Tenant’s part to be performed and/or observed and Tenant shall fail, within thirty (30) days after written notice from Landlord to Tenant specifying such default to cure such default, or if such default is not reasonably susceptible to cure within thirty (30) days after Landlord’s notice, if Tenant fails to commence curing the default or defaults so specified and/or has not thereafter diligently pursued such cure to completion, or
(c)
if any assignment shall be made by Tenant in violation of the provisions of Section 6.2.1 of this Lease, or
(d)
if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or
(e)
if Tenant’s leasehold interest shall be taken on execution, or
(f)
if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or
(g)
if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or
(h)
if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, or
(i)
if Tenant shall fail to deliver any Additional Letter of Credit when required under Section 4.4 of this Lease, Upon the occurrence of an Event of Default, Landlord and the agents of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with process of law enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and/or Landlord may terminate this Lease by sending written notice of termination to Tenant and this Lease shall terminate and come to an end on the date of entry as aforesaid, or on the third (3rd) day following the giving of such notice as fully and completely as if such date were the date originally fixed for expiration of the Term of this Lease. Tenant will quit and surrender the Premises to Landlord, but shall remain liable as herein provided. Tenant acknowledges and agrees that the occurrence of any of the defaults listed in Section 8.1(a) through (h) above is a material Event of Default under this Lease. Tenant hereby waives all statutory rights to the Premises (including without limitation rights of redemption, if any, granted under any present or future laws to the extent such rights may be lawfully waived). Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. No termination or repossession provided for in this Section 8.1 shall relieve Tenant or any guarantor of Tenant of the liabilities and obligations of Tenant under this Lease, all of which shall survive any such termination or repossession.
8.2.
Remedies. (a) In the event of termination or repossession, Tenant covenants to pay punctually to Landlord Fixed Rent, Additional Rent and all other sums for which Tenant is obligated in this Lease to pay and in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with the amount, if any, applied by Landlord pursuant to Section 4.4 of this Lease or paid to Landlord as compensation as set forth below in this Section 8.2 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorney’s fees, and expenses of preparing the Premises for such reletting.
(b)
Landlord may elect to (i) relet the Premises or any part or parts thereof, for a term or terms which may be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and/or (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.
(c)
If this Lease is terminated due to the occurrence of an Event of Default, then at the election of Landlord, and in lieu of full recovery by Landlord of the sums payable under the foregoing provisions of this Section 8.2 (except for the amount of any rent of any kind accrued and unpaid at the time of termination), Landlord may by written notice to Tenant, elect to recover, and Tenant shall thereupon pay forthwith to Landlord, as compensation, an amount equal to the present value of the amount by which the payments of Fixed Rent and Additional Rent payable for the balance of the Term would exceed the fair the rental value of the Premises for the balance of the Term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid by Tenant for the balance of the Term.
(d)
In the alternative, and in lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 8.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 8.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and Additional Rent owing under this Lease for the remainder of the Term following such termination plus the amount of rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 8.2 up to the time of payment of such liquidated damages.
(e)
Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.
8.3.
Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.
8.4.
Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.
8.5.
Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.
8.6.
No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
8.7.
No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1.
Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2.
Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder). Tenant agrees it will, upon not less than ten (10) business days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary. Landlord will use reasonable efforts to obtain, at Tenant’s sole cost and expense, a so-called subordination, non-disturbance and attornment agreement (“SNDA”) from the current mortgage holder on such lender’s standard form. In the event Tenant wishes to negotiate such lender’s form of SNDA, it shall do so directly with the lender and shall be solely responsible for any fees imposed by such lender.
9.3.
Modification of Lease. If any Landlord’s Mortgagee requires a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.

ARTICLE 10

Hazardous Materials

10.1.
No Releases of Hazardous Materials. Tenant covenants and agrees not to use, release, dispose, manufacture, store, or transport any Hazardous Materials (hereinafter defined) at, on, under or from the Premises and the Property except in compliance with any and all laws, regulations, ordinances or orders promulgated, and as may be amended, by any governmental authority having jurisdiction over Hazardous Materials or the Property (collectively, “Legal Requirements”), and except for those Hazardous Materials used in the ordinary course of Tenant’s business, but only in compliance with all applicable Legal Requirements and any reasonable requirements of Landlord (such as requirements for fencing or other locked enclosures). Tenant shall comply with all governmental reporting requirements with respect to Hazardous Materials and all chemicals and flammable substances (in whatever form) used by Tenant in its business operations, and shall deliver to Landlord copies of all such reports. In the event that a release or threat of release of Hazardous Materials occurs at, from or upon the Premises or Property during the term of this Lease, Tenant shall at its expense perform all actions required under any and all applicable Legal Requirements to assess, contain, remove or respond to such release or threat of release; provided, however, that Tenant’s work or actions hereunder shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. The term “Hazardous Materials” shall mean any and all materials defined or classified as “hazardous materials” “hazardous waste,” “hazardous substance,” “toxic substance,” “hazardous pollutant,” “toxic pollutant” or “oil” or words of similar import under any applicable local, state or federal law and/or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, 42 U.S.C. §9601 et. seq. (CERCLA), 42 U.S.C. §6901 et. seq. (RCRA), M.G.L. c. 21C or M.G.L. c. 21E, all as amended.
10.2.
Notices of Release of Hazardous Materials. Tenant shall promptly notify Landlord in writing of all spills, releases or threat of release of Hazardous Materials caused by or involving Tenant or its business operations, and all notices, orders, fines or communications of any kind received by Tenant from any governmental authority or third party concerning the presence or suspected presence of Hazardous Materials on the Premises or the Property, the migration or suspected migration of Hazardous Materials from the Premises or the Property to other property, or the migration or suspected migration of Hazardous Materials from other property to the Premises or the Property.
10.3.
Landlord’s Right to Inspect. Landlord, its officers, employees, contractors and agents shall have the right, but not the duty, to inspect areas of the Premises to determine whether Tenant is complying with CERCLA, RCRA, Chapter 21C, Chapter 21E, and other state and federal environmental laws, or regulations promulgated pursuant to any of the foregoing, as amended. Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts.
10.4.
Landlord’s Right to Audit. Tenant shall permit Landlord, its employees and its agents (including its environmental consultant), access to all areas of the Premises, from time to time during the term, for the purposes of conducting an environmental assessment or inspection during regular business hours, or during other hours either by agreement of the parties or in the event of an environmental emergency. In the event Landlord shall exercise its rights under this Section 10.4, Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts.
10.5.
Tenant Audit. Landlord shall have the right, from time to time, during the term of this Lease, and upon the expiration of the term of this Lease, to require that Tenant hire, and in such event, Tenant shall at its own expense hire, an environmental consultant satisfactory to Landlord to undertake an environmental assessment, inspection and/or sampling at the Premises and/or Property to determine whether Hazardous Materials have been released during the term of the Lease.
10.6.
Remediation. Should the assessment, inspection or sampling performed pursuant to Sections 10.4 or 10.5 above, or any other assessment, inspection or sampling, reveal that there has been a release or threat of release of Hazardous Materials by Tenant or its employees, agents or contractors, then Tenant shall, at its expense, undertake all remediation and/or response action required by Landlord and any governmental authority, and Tenant shall promptly thereafter restore any areas damaged or affected by such remediation and/or response action.
10.7.
Tenant’s Reporting Requirements; Management and Safety Plan. Upon the execution of this Lease, Tenant shall submit to Landlord a list that specifies the Hazardous Materials that Tenant will use or store on the Premises in the ordinary course of its business, and such items shall be subject to the approval of Landlord, which shall not be unreasonably withheld or delayed. Tenant shall provide Landlord with an updated list every twelve (12) months, and any additions thereto will be subject to the approval of Landlord, which shall not be unreasonably withheld or delayed. Within thirty (30) days after the Effective Date, Tenant shall prepare and deliver to Landlord and Landlord’s environmental consultant a so-called “Chemical Management and Facility Safety Plan.” Tenant shall operate its business at the Premises in accordance with the procedures and practices set forth in such Plan, and shall promptly remedy from time to time any practices, procedures or conditions, at Tenant’s expense, that violate, or which in the reasonable judgment of Landlord or its consultant, would with the passage of time violate, the provisions of this Article 10.
10.8.
Decommissioning. At least thirty (30) days prior to the Expiration Date or Tenant’s earlier surrender of possession of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (an “Exit Survey”) prepared by an independent third party state-certified professional approved by Landlord, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises, and otherwise leave the Premises in a condition deemed suitable for unrestricted use, (b) place accurately completed laboratory equipment decontamination forms reasonably acceptable to Landlord on all decommissioned equipment that is permitted to remain in the Premises to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey (unless the same were solely caused by Landlord or its employees, agents or contractors) and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section 10.8 shall survive the expiration or earlier termination of the Lease.
10.9.
Indemnification. Tenant agrees to indemnify, defend with counsel acceptable to and approved by Landlord, and save Landlord harmless from all claims, liability, loss or damage arising on account of the use, release, threat of release, holding, handling, transport, storage, or disposal of Hazardous Materials by Tenant, its employees, agents or contractors at, on, upon or from the Premises or Property from and after the Date of this Lease, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the systems of the Building or the Property. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for the removal or remediation of Hazardous Materials which are determined to have been located in, on or under the Building or the Property prior to the Commencement Date and were not brought onto the Property by Tenant or any Tenant Party unless Tenant or any Tenant Party exacerbates or contributes to an existing Hazardous Materials condition. The provisions of this subsection 10.9 shall survive the expiration or earlier termination of this Lease.

ARTICLE 11

Miscellaneous Provisions

11.1.
Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given upon receipt or rejection when mailed to such address postage prepaid, by certified mail, return receipt requested, or on the next business day after being deposited with a nationally recognized overnight courier service for delivery to such address, or when delivered to such address by hand.
11.2.
Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.
11.3.
Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice of this Lease in such form, if any, as may be permitted by applicable statute (“Notice of Lease”). If Tenant wishes to record a Notice of Lease, then Tenant agrees to execute, acknowledge and deliver to Landlord a notice of termination of this Lease (“Notice of Termination of Lease”) in Tenant’s name in the form attached hereto as Exhibit I, upon its execution of this Lease, which is to be held in escrow by Landlord until the expiration or earlier termination of this Lease. If the Term has been extended or the Premises enlarged or contracted, Tenant shall, upon request of Landlord, amend any existing Notice of Lease to update the status of this Lease and shall record the same in the Middlesex County Registry of Deeds. It is intended that the requirements set forth in this Section 11.3 shall serve to keep Landlord’s title to the Property free from ambiguities concerning the status of this Lease. In furtherance of the foregoing, Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the Term of this Lease) with full power of substitution to execute, acknowledge and deliver a notice of termination of this Lease (if Tenant had not previously delivered into escrow a Notice of Termination) or an updated notice of the status of this Lease in Tenant’s name if Tenant fails, within thirty (30) days after request therefor, to either execute, acknowledge and deliver the same, or give Landlord written notice setting forth the reason why Tenant is refusing to deliver such notice.
11.4.
Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, managers, members or stockholders of Landlord) ever be personally liable for any such liability.
11.5.
Force Majeure. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, quarantine, infectious disease, epidemic, pandemic, public health emergency or crisis or other causes beyond such party’s reasonable control (any of the foregoing causes being referred to herein as “Force Majeure”) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay. During the continuance of any event of Force Majeure, Landlord may temporarily close the Building and/or cease to provide any service or amenity if Landlord deems it necessary, in its sole judgment, for the safety or well-being of the Building, the Property, its tenants and their employees, invitees and contractors. Tenant’s inability to pay any sums due Landlord hereunder shall in no way be affected or excused by any of the foregoing causes and shall in no event be deemed a Force Majeure event.

11.6.
Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord (and to all mortgagees of which Tenant has notice) specifying the nature of Landlord’s alleged default. Notwithstanding any provision contained herein, except for Tenant’s liability under Sections 6.1.9 and 10.6, in no event shall either party be liable to the other for any special, indirect, incidental or consequential damages, or for any lost profits. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.
11.7.
Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Hughes Marino and Newmark (collectively, the “Brokers”), and in the event of any brokerage claims, other than by the Brokers against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.
11.8.
Applicable Law and Construction; Merger; Jury Trial. This Lease may be executed in multiple counterpart copies, all of which shall be taken together as one and the same instrument, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If any provision of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease. Neither Landlord nor Landlord’s agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim brought by or against Landlord regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises. The headings and titles of the Articles and Sections contained herein are for convenience and reference only and shall in no way be held to define, limit, amplify, describe or aid in the interpretation or construction of any provision of this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.
11.9.
Consents. With respect to any provision of this Lease which either provides or is held to provide that Landlord shall not unreasonably withhold or unreasonably delay any consent or approval, Tenant shall not be entitled to make any claim for, and Tenant hereby expressly waives, any claim for damages, it being understood and agreed that Tenant’s sole remedy therefor shall be an action for specific performance.
11.10.
Authority. In the event the Tenant is a corporation, partnership or limited liability company, Tenant hereby represents and warrants that: the Tenant is a duly constituted corporation, partnership or limited liability company, as the case may be, qualified to do business in the

Commonwealth of Massachusetts; that the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of said corporation(s), partnership(s) or limited liability company(ies); and that the by-laws of Tenant authorize to enter into this Lease.
11.11.
Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Lease shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.
11.12.
OFAC Compliance. Tenant hereby warrants and represents that: (a) neither Tenant nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by The Office of Foreign Assets Control (“OFAC”); Tenant is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Tenant under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (b) no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws; (c) neither Tenant, nor any person controlling, controlled by, or under common control with, Tenant, nor any person having a beneficial interest in Tenant, nor any person for whom Tenant is acting as agent or nominee, nor any person providing funds to Tenant in connection with this Lease (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. For purposes of this representation, the term “Anti-Money Laundering Laws” shall mean all laws, regulations and executive orders, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4)

are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), Executive Order 13224, the Bank Secrecy Act, 31 U.S.C. Section 531 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the OFAC-administered economic sanctions, and laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.
11.13.
Confidentiality; No Public Statement. Tenant and Landlord agree that the execution of this Lease and the information contained herein shall be kept confidential and shall not be divulged to any third party without the consent of the other party; provided, without such consent, either party may provide such information to its accountants, attorneys, lenders, potential lenders, partners, potential partners, potential purchasers, employees, agents, consultants and any prospective assignee or subtenant, as may be reasonably necessary to perform their duties or in connection with the terms of any re-financing, sale, or assignment or subletting. Neither Landlord nor Tenant shall issue any public statement, announcement or press release regarding the Premises, this Lease or the terms of this Lease, without the approval of the other party. Landlord shall be entitled to withhold its approval of any statement, announcement or press release contemplated by Tenant that would coincide with or precede any public statement, announcement or press release by Landlord regarding this Lease. Tenant shall be permitted to disclose this Lease or portions there to the extent required in order for shares of its stock (or equivalents thereof) to become or remain listed in a securities exchange, or as required by the Securities and Exchange Commission.
11.14.
Execution and Delivery. This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy to Tenant. Landlord and Tenant agree both parties shall execute this Lease, all amendments and other associated lease documents, by means of DocuSign (or another mutually acceptable electronic signature method), and that execution of this Lease, amendments and other lease documents by means of DocuSign (or another mutually acceptable electronic signature method) shall be valid and binding, and have the same legal effect as execution with original ink signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WITNESS the execution hereof under seal on the day and year first above written:

LANDLORD:

NDB PROPERTY OWNER 1, L.P.,
a Delaware limited partnership

By:	NDB Holdings LLC
a Massachusetts limited liability company,
its authorized agent

By:	Nordblom JV Manager, Inc. a
Massachusetts corporation,
its Manager

By:	/s/ Crosby Nordblom
	Name:	Crosby Nordblom
	Title:	SVP

TENANT:

MYOMO, INC.

By:	/s/ David Henry
	Name:	David Henry
	Title:	CFO

EXHIBIT A

PLAN SHOWING THE PREMISES

Blue Sky CENTER

Managed By: Nordblom

45 BLUE SKY DRIVE - FIRST FLOOR

FLOOR PLAN

The Premises

Blue Sky CENTER

Managed By: Nordblom

45 BLUE SKY DRIVE - SECOND FLOOR

FLOOR PLAN

ELEC
The Premises

A-1

EXHIBIT B

COMMENCEMENT DATE NOTIFICATION

To:____________________

_________________(“Landlord”) and ________________(“Tenant”) are parties to a lease (“Lease”) dated __________________________, 2024, of premises in a building known as ___________________________, Massachusetts. Landlord hereby notifies Tenant that the Phase 1 Delivery Date was ___________________________________; and the Phase 2 Delivery Date was __________________________; the Expiration Date is __________________; the first Lease Year commenced on __________________ and will end on __________________; and the Fixed Rent Commencement Date is_________________________. Although not required for this notification to be effective, we would appreciate you confirming the foregoing by signing the enclosed copy of this letter and returning it to us.

(Landlord)

By:

Confirmed:

(Tenant)

By:

B-1

EXHIBIT C-1

FIT PLAN

C-1-1

Engineering lab will have vinyl tile.

C-1-2

EXHIBIT C-2

BOD

LANDLORD’S WORK BASIS OF DESIGN (“BOD”)

Landlord shall furnish and install the following materials and work in preparation for Tenant’s occupancy, in accordance with the drawings titled “Myomo 45 Blue Sky Plans” and dated July 18, 2024 (“the Preliminary Plans”) created by Maugel Architects (“Landlord’s Architect”). The work shall be completed using building standard materials and standards with exact finishes and fixtures to be selected by Landlord’s Architect. Tenant has agreed that they will work in good faith with Landlord to strategically value engineer the scope outlined herein.

Demolition and Demising Work:	Landlord will demo select walls and demise the Building in order to create the layout contemplated in the Preliminary Plans.

Partitions:

New partitions within premises to be 3 5/8” metal studs with one layer of 5/8” gypsum board on each side. New partitions will extend from floor to ceiling grid, except for conference rooms and CEO office which shall go above the ceiling. Batt insulation, specified by Landlord’s Architect, shall be used on new walls installed for CEO office, engineering lab and conference rooms for noise reduction.

Doors and Frames:

Where possible, sliders/doors and frames removed during demolition will be repurposed per single and double door locations on the Plans. If needed, any new doors will be 3’0” x 7’0” x 1¾” solid-core doors with pressed metal door frames. Hardware will include 1½” pair of butts, one standard duty brushed-chrome lever passage set and one door stop.

Privacy lockset will be provided for wellness room.

Ceiling:

Existing ceiling to remain with new acoustical ceiling tile and grid to be installed as necessary to create new conditions in the Premises.

Landlord’s architect to preserve and accommodate existing ceiling conditions where feasible. Existing ceiling grid shall be delivered in good condition with tiles replaced on an as-needed basis.

Painting:	All new wall surfaces shall receive two coats of latex paint with an eggshell finish to match existing conditions. Existing wall surfaces, including bathrooms, will be touched up as needed.

Flooring:

To be installed per the Preliminary Plans with vinyl base. New carpet tiles installed in new 1st and 2nd floor office areas, to match existing. LVT/LVP to be installed throughout enlarged kitchen area and wellness room.

Flooring on the 1st floor shall be prepped and sealed concrete, except as noted in the Preliminary Plans.

C-2-1

Bathrooms:	Bathrooms will be delivered in as-is condition with all fixtures and finishes to be in good order and repair.

Kitchen:

Kitchen millwork and countertops will remain in as-is condition with kitchen area enlarged per the Preliminary Plans. Appliances and furniture to be Tenant’s responsibility. Architectural lighting fixtures to remain.

Wellness Room:	To be delivered with lower laminate cabinets and solid surface countertop, including plumbing connections.

HVAC:

HVAC to be delivered in good working order with distribution being reconfigured as needed to accommodate the changes contemplated in the Preliminary Plans and will remain sufficient for standard office use and light mechanical assembly. Tenant’s use on the 1st floor requires no specialized ventilation, cooling, heating, or make-up air; any such specialized HVAC requirements desired by Tenant will be at Tenant’s sole expense.

Electrical:

Lights Existing to remain with LED fixtures installed throughout new conditions in the Premises, in-line with Blue Sky Center office standards and Landlord’s architect to re-use existing fixtures where possible. Architectural lighting fixtures in the kitchen are to remain with any additional specialty fixtures being at the cost of the tenant.

Switches and Outlets

Install new switches and outlets as needed due to new partitions work, to be provided in a similar standard as existing office conditions. Standard electrical distribution will be provided for all new office conditions with minimum requirement for offices being two duplex outlets and one ring/string for tel/data. Electrical distribution on 1st floor shall be completed for general purpose R&D/light manufacturing.

Exit Signs Per code.

Fire Alarm and Protection

Per code, adequate devices and sprinkler distribution for typical open office and general purpose mechanical assembly layout.

Glazing:

Per the Preliminary Plans, framed glass to be installed for new offices, designated conference rooms, and kitchen. Specifications to be generally in line with a Raco 487 Series Clear Anodized Frame (or other similar system). To be selected by Landlord’s Architect and taking into consideration availability and lead times.

New glass doors to be installed at Tenant’s main entrance to its 2nd floor offices per Blue Sky Center standards.

C-2-2

Window Blinds:	Existing to window treatments to remain and delivered in operable condition and replaced if necessary.

Security:	Exiting Tenant’s security system for the Premises shall be delivered in as-is condition for Tenant’s reuse, as desired.

Notes:

All furniture, lockers, telephone and data wiring, specialized equipment and/or infrastructure, AV installations (including power and blocking needs), signage (interior and exterior), appliances, and/or additional access control systems are not included in Landlord’s Work and shall be at Tenant’s sole cost.

All existing FF&E in the Premises shall be removed by Broadcom (“Existing Tenant”) unless Tenant desires to transfer possession of the same via a direct and separate agreement with Existing Tenant.

C-2-3

EXHIBIT C-3

THE PHASING PLAN

Blue Sky CENTER
Managed By: Nordblom

45 BLUE SKY DRIVE - FIRST FLOOR

PHASING PLAN

PHASE 1
BREAKROOM
OFFICE
OFFICE
LOCKERS
PHASE 1
AREA
PHASE 2
3D PRINTING
ENGINEERING
SHOP
LAB
300 SF

Blue Sky CENTER

Managed By: Nordblom

45 BLUE SKY DRIVE - SECOND FLOOR

PHASING PLAN

PHASE 1
CEO OFFICE
OFFICE
217 SF
PHONE
KITCHEN
ELEC.
IDF
10 PERSON CONFERENCE ROOM
ENGINEERING LAB
JANITOR CLOSET
WELLNESS ROOM
112 SF
8 PERSON CONFERENCE ROOM
20 PERSON BOARDROOM
HUDDLE ROOM
RECEPTION

C-3-1

EXHIBIT D

WORK CHANGE ORDER

Lease Date:	Date:

Landlord:	Work Change Order No.:

Tenant:

Building Address:

Premises:

Tenant directs Landlord to make the following additions to Landlord’s work:

Description of additional work:

Work Change Order Amount:

Period of delay due to Work Change Order:

Amount of Previous Work Change Orders:

This Work Change Order:

Total Amount of Work Change Orders:

Landlord approves this Work Change Order and Tenant agrees to pay to Landlord the Total Amount of Work Change Orders within thirty (30) days following receipt of an invoice from Landlord.

Tenant:	Landlord:

By:	By:

Title:	Title:

D-1

EXHIBIT E

RULES AND REGULATIONS

1.
Campus Common Areas and Building Common Areas, including doorways, vestibules, halls, stairways and other similar common areas in the Building, shall not be obstructed by Tenant or used by Tenant for any purposes other than ingress and egress. No rubbish, litter, trash or material shall be placed, emptied, thrown or stored in those areas.
2.
Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance.
3.
Tenant shall not waste electricity or water in the Building premises and shall cooperate fully with Landlord to assure the most effective operation of the Building heating and air conditioning systems. All regulating and adjusting of heating and air-conditioning apparatus shall be done by the Landlord’s agents or employees. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent.
4.
Tenant shall obtain Landlord’s approval before any use or disruption of the Campus, underground telecommunications infrastructure.
5.
Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.
6.
No bicycles, or vehicles of any kind shall be brought into or kept in or about the Premises No animals, with the exception of those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.
7.
No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.
8.
Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.
9.
The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.
10.
Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.

11.
The normal business hours for the Building are 7:00A.M. to 6:00P.M. on Mondays through Fridays, and 7:00A.M. to 1:00P.M. on Saturdays, excluding holidays on which the Building is closed.
12.
Tenant acknowledges that the Park has been designated a smoke-free campus and understands that no smoking is allowed in the Campus Common Areas. At no time shall Tenant permit its agents, employees, contractors, guests or invitees to smoke in the Building, the areas outside the Building or the Campus Common Areas.
13.
The work of cleaning personnel shall not be hindered by Tenant after 6:00 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors, fixtures, and floors when necessary, may be cleaned at any time. Tenant shall provide adequate waste, rubbish, and recycling receptacles to prevent unreasonable hardship to the cleaning service.
14.
Landlord may from time to time adopt systems and procedures (including, but not limited to, temporary closures and/or suspension of services during a Force Majeure event) for the security and safety of the Building and Property, their occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.
15.
Landlord shall have the right to prohibit the use of the name of the Property or any other publicity by Tenant that in Landlord’s sole opinion might impair the reputation of the Property or its desirability. Tenant shall have the ability to submit requests for publicity uses of the Property to the Landlord for approval, which will not be unreasonably denied.
16.
Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.
17.
Tenant shall not use or occupy the Premises in any manner or for any purpose which in Landlord’s sole opinion might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.
18.
Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above action.

Tenant shall notify Landlord in the event that any employee is terminated, or if for that or any other reason a security or police presence is deemed necessary at the Property.

19.
All contractors, contractor’s representatives and installation technicians performing work in the Building or on the Property shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. All of the aforementioned parties will be required to submit a Certificate of Insurance, in accordance with the Property insurance requirements, to the Landlord before beginning any work.
20.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval will not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by the Landlord.

Deliveries to and from the Premises shall be made only in the areas and through the entrances reasonably designated by the Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, and pedestrian use, or any use which is inconsistent with good business practice.

There shall be no moving of any materials through the Amenities Center.

Tenant shall assume all risk for damage to articles moved and injury to any person resulting from the activity. If the Property, equipment, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

21.
Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.
22.
Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance; or (3) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising, without Landlord approval.
23.
No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or the Property, except those of such color size and style and in such places as are first approved in writing by Landlord. All tenant identification at the entrance to the Premises shall be installed by Tenant, at Tenant’s cost and expense, using the standard graphics for the Building per the Blue Sky Drive Sign Policy and with prior Landlord approval.

24.
Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory or free standing signs shall be permitted unless previously consented to by Landlord in writing. Notwithstanding the foregoing, Tenant shall be allowed to post its hours of operation on the entrance door to its Premises.
25.
Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease. Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

EXHIBIT E-1

CONSTRUCTION RULES AND REGULATIONS

1.
All work shall be performed in accordance with all applicable state laws and in accordance with all requirements and codes of the Town of Burlington and the Construction Rules and Regulations of Nordblom Management Company (“Building Management”), working on behalf of Landlord. The Building is occupied and operational and extra care and precautions must be taken to avoid interruption of services.
2.
Certificates of Insurance from general contractor (“Contractor”) and its subcontractors evidencing the coverages required under Section 6.2.5 of the Lease must be submitted at a minimum of seven (7) days prior to the commencement of any work.
3.
At least three (3) weeks before construction, Contractor must schedule a pre-construction meeting with the Landlord’s project management team. Meeting materials should include detailed schedules; addresses and telephone numbers of supervisors, contractors and subcontractors: copies of permits; proof of current insurance (including all subcontractors); and notice of any contractor’s involvement in a labor dispute. Contractor shall supply Building Management with a copy of any permits prior to start of any work.
4.
Contractor is required to keep and make available a daily log of personnel entering and exiting the premises. Building Management will provide access cards and keys to direct employees of Contractor. Contractor shall be responsible for providing access to sub- contractors. Building Management reserves the right to restrict access further at any point, and for any reason.
5.
Contractor personnel are only permitted within the Building during normal trade working hours plus 30 minutes time before and after normal trade hours for set up and pick up of tools, etc., unless prior approval is given by Building Management, which will not be unreasonably withheld.
6.
Testing of sprinkler system, fire protection system, demolition, coring, and any other similar type work must be coordinated through Building Management with ten (10) days prior notice. Normal business hours are 8:00 am to 6:00 pm Monday through Friday; 8:00 am to 1:00 pm Saturdays. Work on any system within the Building shall be coordinated with Building Management.
7.
Contractor and its subcontractors shall gain access to the Building through the entrance door at the loading dock. All deliveries for Contractor and its subcontractors shall be received through the loading dock. Contractor is responsible for leaving the main lobby, elevator, and any common area impacted by construction in “broom clean” condition. The Contractor will incur costs for the clean-up for areas left dirty. Rubbish cannot be stored in any common area.
8.
Contractor shall have direct access to the two (2) loading dock bays serving the Premises. Should Tenant elect to replace the overhead doors with glass, Contractor may then make arrangements with Building Management, by submitting a weekly delivery schedule, to reserve access to the remaining loading dock bay.

E-1-1

9.
Any common interior paths of travel, including entrances, lobbies, hallways, and elevators, will be properly protected. Protection may include elevator pads, walk off mats, plastic on carpet, Masonite on tile floors, cardboard or Masonite on wall areas, or suitable alternatives approved by Building Management.
10.
Contractor shall provide heavy plastic screening for dust protection and/or temporary walls of suitable appearance as required by Building Management.
11.
Walk-off mats are to be provided at entrance doors.
12.
No utilities (including electricity, gas and water, plumbing or services to the tenants are to be cutoff or interrupted without first having requested, in writing, and secured, in writing, the permission of Building Management. Request for this permission will be submitted in writing by Contactor to Building Management ten (10) business days prior to the planned cutoff.
13.
Any cutoff of electricity that may impact the Blue Sky Drive Campus, in addition to the Building, shall require thirty (30) days written notice by Contractor, and written approval by Building Management.
14.
Prior to any building management control work commencing that shall impact the existing Building and Campus control network, Building Management’s representative shall need to be consulted.
15.
If taking the Building fire alarm points offline is required in connection with any work, the cost of such service will be billable to the Contractor. Contractor can choose to have their subcontractor handle taking the fire alarm points or panel offline, provided the sub- contractor is licensed to do so, and works within the requirements and codes of the Town of Burlington Fire Department.
16.
Should any scope of work require entry to another tenant’s space, Tenant and/or Contractor must notify Building Management. If approved by Building Management, the activity shall be under the supervision of Building Management’s representative. The cost of said supervision will be billable to the Contractor.
17.
Admittance to the roof of the Building is allowed only upon the prior written consent of Building Management. Admittance for the duration of the project may be accommodated, but specific conditions for controlled access may apply.
18.
There is a “No Smoking Policy” in effect for all areas of the Building, with the exception of the smoking hut located at each building. Any personnel caught in violation of this policy will be asked to leave the premises immediately.
19.
Contractor will be responsible for daily removal of waste foods, milk, coffee and soft drink containers, etc. Building trash receptacles are not to be used.
20.
Construction personnel are not to utilize any vacant space within the Building other than that space which is designated by the Building Management to the Contractor.
21.
There will be no radios on the job site.

E-1-2

22.
All workers are required to wear a shirt, shoes, and full length trousers.
23.
Public spaces, corridors, bathrooms, lobby, etc., must be cleaned immediately after use. Restrooms for contractor use will be designated to the Contractor. No other restrooms are to be utilized by Contractor personnel.
24.
There will be no smoking, eating, or open food containers in the elevator, carpeted areas, or public lobbies. There will be no yelling or boisterous activities; nor is alcohol or controlled substances allowed or tolerated. Individuals under the influence or in possession of such will be prosecuted.
25.
Contractor shall post no signs without Building Management’s expressed prior approval which may be withheld for any reason.
26.
Contractor shall complete work without disruption from labor disputes and in harmony with other trades.
27.
The Construction Rules and Regulations are subject to change in Landlord’s sole reasonable discretion.
28.
As Landlord is in the process of certifying the Building and the Property for LEED Existing Buildings Operation and Maintenance designation, Contractor shall comply with the following LEED requirements:

Purchasing:

Contractor shall maintain a sustainable purchasing program covering materials for facility renovations. This applies only to improvements that are to be permanently or semi- permanently attached to the building itself. Materials considered furniture, fixtures and equipment (FF&E) are excluded.

For 50% of total purchases (by cost) during the renovation purchases shall meet one (1) or more of the following criteria:

•
Purchases contain at least 10% postconsumer and/or 20% postindustrial material.
•
Purchases contain at least 70% material salvaged from on-site, through a materials and equipment reuse program.
•
Purchases contain at least 50% rapidly renewable material.
•
Purchases contain at least 50% Forest Stewardship Council certified wood.
•
Purchases contain at least 50% material harvested and processed or extracted and processed within 500 miles of the project.
•
Adhesives and sealants have a VOC content less than the current VOC content limits of South Coast Air Quality Management District (SCAQMD) Rule #1168 Paints and coating have VOC emissions not exceeding the VOC and chemical component limits of Green Seal’s Standard GS-11 requirements.

E-1-3

•
Non-carpet finished flooring is FloorScore-certified.
•
Carpet meets the requirements of the CRI Green Label Plus Carpet Testing Program.

Contractor shall track purchases using forms provided by Landlord, and submit them to Building Management.

Solid Waste Management:

Contractor shall divert at least 70% of waste (by volume), generated by alterations and additions made to the Building, to recycling facilities as opposed to disposal at landfill sites. This applies only to improvements that are permanently or semi-permanently attached to the Building itself that enter the waste stream during renovations, demolition, retrofits and new construction additions. Included at a minimum are building components and structures (wall studs, insulation, doors, and windows), panels, attached finishings (drywall, trim, ceiling panels), carpet and other flooring material, adhesives, sealants, paints and coatings. Furniture, fixtures and equipment (FF&E) are excluded.

Indoor Air Quality:

Contractor shall develop and implement an IAQ management plan for the construction and occupancy phases. During construction, meet or exceed the recommended control measures of the Sheet Metal and Air Conditioning National Contractors Association (SMACNA) IAQ Guidelines for Occupied Buildings Under Construction, 2nd Edition 2007, ANSI/SMACNA 008-2008 (Chapter 3).

Landlord reserves the right to prohibit access to the Building by any contractors who fail to comply with these Construction Rules and Regulations.

E-1-4

EXHIBIT F

FORM TENANT ESTOPPEL CERTIFICATE

TO: (“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

•
The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”)
dated , 20_, by and between as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as (the “Premises”) in the building located at , , Massachusetts.
•
The Lease is attached hereto as Exhibit A and (i) constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

•
The undersigned has accepted and now occupies the Premises as of the date hereof, and all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid. In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except (if none, so state):

•
1. The Term of the Lease began (or is scheduled to begin) on , 20 and will expire on , 20 ;
2.
The fixed rent for the Premises has been paid to and including , 20 ;
3.
The fixed rent being paid pursuant to the Lease is at the annual rate of
$ ; and
4.
The escalations payable by Tenant under the Lease are currently $ , based on a pro rata share of %, and have been reconciled through , 20 .
•
(i) No party to the Lease is in default, (ii) the Lease is in full force and effect, (iii) the rental payable under the Lease is accruing to the extent therein provided thereunder, (iv) as of the date hereof the undersigned has no charge, lien or claim of off-set (and no claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become

F-1

due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and (v) Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

•
Since the date of the Lease there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.
•
Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest.
•
Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease, nor does Tenant have any right to terminate the Lease, except (if none, so state):
•
Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises or the real property of which the Premises are a part. Tenant has no right to renew or extend the term of the Lease or expand the Premises except (if none, so state):
•
The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the acquisition of the Property of which the Premises is a part.

EXECUTED UNDER SEAL AS OF , 20 .

TENANT:

By:
Name:
Title:
Duly Authorized

F-2

EXHIBIT G

FORM OF LANDLORD’S CONSENT AND WAIVER

WHEREAS, MYOMO, INC., a Delaware corporation (the “Tenant”) has entered into certain financing agreements with __________________ (the “Bank”) pursuant to which the Bank has been or may be granted a security interest in certain property of the Tenant; and

WHEREAS, Tenant is the tenant, pursuant to a lease agreement by and between Tenant and the undersigned (the “Landlord”) dated as of July , 2024 (the “Lease”), of certain demised premises (the “Premises”) contained in the building located at and known as 45 Blue Sky Drive, Burlington, Massachusetts (the “Building”). ;

NOW, THEREFORE, for valuable consideration, the Landlord agrees, for as long as Tenant remains indebted to the Bank, as follows:

(a)
Landlord acknowledges and agrees that the personal property of Tenant (which for purposes hereof shall not include computer wiring, telephone wiring and systems, and demountable partitions or any alterations or leasehold improvements) in which the Bank has been granted a security interest (the “Bank Collateral”) may from time to time be located on the Premises;
(b)
Landlord subordinates, waives, releases and relinquishes unto the Bank, its successors or assigns, all right, title and interest, if any, which the Landlord may otherwise claim in and to the Bank Collateral, except as provided in subparagraph (d) hereinbelow;
(c)
Upon providing the Landlord with at least five (5) business days’ prior written notice that Tenant is in default of its obligations to the Bank, the Bank shall then have the right to enter the Premises during business hours for the purpose of removing said Bank Collateral, provided (i) the Bank completes the removal of said Bank Collateral within fifteen (15) business days following said first written notice of default, and (ii) the Bank restores any part of the Premises which may be damaged by such removal to its condition prior to such removal in an expeditious manner not to exceed fifteen (15) business days following said first written notice of default; provided that Bank shall not (a) be liable for any diminution in value of the Premises caused by the absence of any Bank Collateral so removed, and (b) have any duty or obligation to remove or dispose of any Bank Collateral or any other property left on the Premises by Borrower;
(d)
Upon receipt of written notice from Landlord of the expiration or earlier termination of the Lease, the Bank shall have fifteen (15) business days to enter the Premises during business hours, remove said Bank Collateral, and restore any part of the Premises which may be damaged by such removal to its condition prior to such removal. If the Bank fails to so remove the Bank Collateral, the Bank agrees that the Bank Collateral shall thereupon be deemed subject to the yield up provisions of the Lease, so the Landlord may treat the Bank Collateral as abandoned, deem it Landlord’s property, if Landlord so elects, and retain or remove and dispose of it, all as provided in the Lease;
(e)
If any order or injunction is issued or stay granted which prohibits Bank from exercising any of its rights hereunder, then, at Bank’s option, the period set forth in this Sections

(d) and (e) shall be stayed during the period of such prohibition and shall continue thereafter for the greater of (x) the number of days remaining for Bank to perform under Sections (d) and (e) or

(y) thirty (30) days;

(f)
All notices and other communications under this Landlord’s Consent and Waiver shall be in writing, and shall be delivered by hand, by a nationally recognized commercial next day delivery service, or by certified or registered mail, return receipt requested, and sent to the following addresses:

if to the Bank: ______________

with a copy to (which shall not constitute notice):
____________________
___________________________

if to the Landlord:	c/o Nordblom Management Company, Inc.
71 Third Avenue Burlington, MA 01803

Such notices shall be effective (a) in the case of hand deliveries, when received, (b) in the case of a next day delivery service, on the next business day after being placed in the possession of such delivery service with next day delivery charges prepaid, and (c) in the case of mail, five (5) days after deposit in the postal system, certified or registered mail, return receipt requested and postage prepaid. Either party may change its address and telecopy number by written notice to the other as provided above; and

(g)
The Bank shall indemnify and hold harmless the Landlord for any and all damage caused as a result of the exercise of the Bank’s rights hereunder.

This Landlord’s Consent and Waiver may not be changed or terminated orally and inures to the benefit of and is binding upon the Landlord and its successors and assigns, and inures to the benefit of and is binding upon the Bank and its successors and assigns.

IN WITNESS WHEREOF, Landlord and Bank have each executed this Landlord’s Consent and Waiver or caused it to be executed by an officer thereunto duly authorized, and the appropriate seal to be hereunto affixed, this _____ day of __________, 20___.

LANDLORD:

	By:	(Name)
(Title)

Acknowledged and agreed:	MYOMO, INC.

By:	(Name)
(Title)

BANK:

By:	(Name)
(Title)

COMMONWEALTH OF MASSACHUSETTS

_______ County, ss.

On this ______ day of ______, 200__, before me, the undersigned Notary Public, personally appeared the above-named _____________________________, proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver’s license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatories, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:
My commission expires:

STATE OF

_______ County, ss.

On this ______ day of ______, 200__, before me, the undersigned Notary Public, personally appeared the above-named _____________________________, proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver’s license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatories, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, that he/she signed it as ____________ for ______________, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:
My commission expires:

EXHIBIT H

FORM LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO._____________________
ISSUANCE DATE:	___________,_______
BENEFICIARY:		ISSUING BANK:

APPLICANT:	MAXIMUM/AGGREGATE CREDIT AMOUNT:
USD $

EXPIRATION:__________________
LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the Applicant up to an aggregate amount not to exceed ________________________ US Dollars ($______) available by your draft(s) drawn on ourselves at sight accompanied by:

The original Letter of Credit and all amendment(s), if any.

Your statement, purportedly signed by an authorized officer or signatory of the Beneficiary certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Section 4.4 of the lease (the “Lease”) dated ____________

______, ______ by and between ______, as Landlord, and ____________, as Tenant, relating to the premises at ____________.

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office. Drawings may also be presented via facsimile transmission at facsimile number

[______].

H-1

You shall have the right to make multiple and partial draws against this Letter of Credit, from time to time.

This Letter of Credit is transferrable by Beneficiary from time to time in accordance with the provisions of Section 4.4 of the Lease.

This Letter of Credit shall expire at our office on ______, ______ (the “Stated Expiration Date”).

It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date) or any anniversary thereof) we shall notify the Beneficiary and the Applicant in writing by certified mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

We engage with you that all drafts drawn under and in compliance with the terms of this letter of credit will be duly honored within two (2) business days after presentation to us as described above.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practice 1998 International Chamber of Commerce Publication 590 (ISP98).”

Very truly yours,
Authorized Signatory

H-2

EXHIBIT I

FORM NOTICE OF TERMINATION OF LEASE

Reference is made to a certain Notice of Lease dated as of _______________, 20 , recorded with Middlesex County (South District) Registry of Deeds in Book _____ Page __ (the “Notice of Lease”), pursuant to which Landlord and Tenant gave notice of a certain lease by and between NDB Property Owner 1, L.P. (“Landlord”) and ______________ (“Tenant”), dated _____________, 2023 (as amended, the “Lease”) of a certain premises located at____________ Blue Sky Drive, Burlington, Massachusetts, as more particularly described in the Notice of Lease (the “Premises”).

Landlord and Tenant hereby give notice that the Lease and the Notice of Lease are no longer in force or effect.

This instrument is executed as of __________________ 202__, as a notice of termination of the aforesaid Lease and is not intended, nor shall it be deemed to vary or govern the interpretation of the terms and conditions thereof.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

LANDLORD:

NDB PROPERTY OWNER 1, L.P.,

a Delaware limited partnership

By:	NDB Holdings LLC
a Massachusetts limited liability company, its authorized agent

	By:	Nordblom JV Manager, Inc. a
Massachusetts corporation, its Manager

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

County of Middlesex________________, 202_

On this ______ day of ______________, 202__ before me, the undersigned notary public, personally appeared, ________________ proved to me through satisfactory evidence of identification, which was ______________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as the ________________________ of __________________ in its capacity as manager of ______________________________ in its capacity as the ______________ of ______________.

Signature and seal of notary
My commission expires:

[SIGNATURES CONTINUED ON NEXT PAGE]

TENANT:

____________

By:______________________

COMMONWEALTH OF MASSACHUSETTS

County of Middlesex ____________, 202_

On this ______ day of ________________, 20__, before me, the undersigned notary public, personally appeared ___________________, proved to me through satisfactory evidence of identification, which was ________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as ________________________ of _______________________-.

EXHIBIT J

GREEN LEASE RIDER

Section 1.1 Tenant Obligation to Share Energy Use Metrics with Landlord

(a)
Data Disclosure: Tenant acknowledges that current and future disclosures and information may be required by Landlord’s ESG Performance initiatives and applicable Laws. Landlord shall identify what information shall be required, and Tenant shall provide Landlord any and all information in its possession in the ordinary course of its business reasonably requested by or on behalf of Landlord in connection with the ESG Performance of the Premises, including to maintain or obtain any ESG Certifications for the Building that Tenant actually has in its possession, provided that Tenant shall prepare and deliver any information necessary for Landlord to comply with applicable Laws. Tenant consents to Landlord’s using such data, subject only to the provision that Landlord will comply with applicable privacy Laws in its handling of data relating to the Premises and Tenant’s consumption.
(b)
Metering: Without the consent of the Tenant, the Landlord shall be entitled to install, or have installed by third parties, intelligent measuring systems or modern measuring devices as well as new measuring devices or meters compatible with smart meter gateways for gas, water and heating for the purpose of recording consumption in the Premises, the Building and/or the Property (together the “Smart Meters”).

Section 1.2 Tenant Obligation to Cooperate with Landlord on ESG and Sustainability Initiatives

(a)
ESG Performance Initiatives: Tenant shall fully cooperate with Landlord in any ESG Performance initiatives that Landlord determines may be necessary or appropriate for the Building and/or the Premises to be in compliance with applicable Laws and positioning the Building within an ESG related investment fund or product. In addition, Tenant shall reasonably cooperate with any rules, regulations and requirements that Landlord determines may be necessary or appropriate to (i) maintain or obtain any ESG Certification for the Building, or (ii) further the mandates or goals of the Landlord’s own sustainability objectives.
(b)
Sustainability: Tenant shall use commercially reasonable efforts to, and shall encourage its employees, subtenants, service providers and other contractual partners to, operate the Premises in a manner that would reasonably be expected to reduce energy and water use and waste generation and increase recycling within the Building and the Premises.
(c)
Renewable Energy Use: Tenant shall use commercially reasonable efforts to obtain electrical energy for the Premises from renewable energy sources, if available at a comparable cost. If any applicable legal requirements to meet the demand for electrical energy from renewable sources comes into force during the term of this Lease then Tenant shall comply with such legal requirements.

Section 1.3 Costs Related to ESG Initiatives

(a)
Capital Improvement Costs: In the case of any [Capital Improvement] that an independent engineer certifies in writing will, subject to reasonable assumptions and qualifications, improve the building’s ESG performance, Landlord shall have the right to make such [Capital Improvements] and may include the costs of such Capital Improvements as [Operating Expenses] .

Such improvements to the building’s ESG Performance may include, without limitation, reducing the building’s consumption of utilities such as electricity, oil, natural gas, steam, water or other. Notwithstanding anything to the contrary, the costs of such Capital Improvement shall be deemed reduced by the amount of any government or other incentives for energy efficiency improvements actually received by Landlord to defray the costs of such Capital Improvement, and shall further be reduced by any energy efficiency tax credits or similar energy- efficiency-based tax incentives actually accruing to Landlord as a result of such Capital Improvement (to the extent the benefits thereof are not otherwise passed through to Tenant). Notwithstanding the foregoing, Tenant acknowledges that all greenhouse gas tax credits or carbon credits, offsets, attributes or deductions are the sole and exclusive property of Landlord.
(b)
Penalties: In locations where the Building is subject to penalties as a result of violations of any ESG-Performance related Laws, such as greenhouse gas (GHG) emissions limits, if the Building is found in violation of such Laws, Landlord may determine the portion of the penalties that are attributable to Tenant and the Premises and charge Tenant as additional rent, its portion of the penalty that has been levied on the Building; provided that Landlord shall have the burden to demonstrate the portion of the penalty attributable to Tenant, if and to the extent the same exceeds Tenant’s proportionate share. For example, the Tenant’s portion of GHG emissions may be determined using the collection of data from submeters to determine Tenant’s actual energy consumption and emissions, calculations based on the floor area of tenants’ respective leased spaces, number and frequency of occupants and/or visitors in a leased space, and/or Tenant’s operating hours within the building, a combination of both submetering and calculations, or other methods.

Section 1.4 Definitions

(a)
“ESG Performance” means all or any of the following environmental, social, and governance activities arising from the operation or use of the Premises, the Building and the Property:
(i)
energy consumption;
(ii)
renewable energy use;
(iii)
water consumption and discharge;
(iv)
waste and recycling generation and management;
(v)
generation and/or emission of greenhouse gases;
(vi)
other adverse environmental or social impacts;
(vii)
indoor air quality management;
(viii)
tenant health and well-being initiatives;
(ix)
installation of electric charging or hydrogen refueling infrastructure;
(x)
proximity to sustainable transport options.

(xi)
Resource efficiency
(xii)
resilience
(xiii)
ecology
(xiv)
pollution
(b)
“ESG Performance Data” means data in respect of ESG Performance relating to the Premises, the Building and/or the Property, as applicable.
(c)
“ESG Certifications” means environmental or social certifications for the Building, such as Energy Star, Leadership in Energy and Environmental Design (LEED) program, Fitwel, WELL, BREEAM and any other certification promoted by the U.S. Green Building Council or others.